$55,000,000 REVOLVING CREDIT FACILITY

                        CREDIT AGREEMENT

                          by and among

                ROUNDY'S, INC. AND THE GUARANTORS
                          PARTY HERETO

                               and

                     THE BANKS PARTY HERETO

                               and

            PNC BANK, NATIONAL ASSOCIATION, As Agent


                  Dated as of December 13, 1996

SECTION                                                             PAGE
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1.   CERTAIN DEFINITIONS                                               1

     1.1  Certain Definitions.                                         1

     1.2  Construction.                                               19
          1.2.1   Number; Inclusion.                                  19
          1.2.2   Determination.                                      19
          1.2.3   Agent's Discretion and Consent.                     19
          1.2.4   Documents Taken as a Whole.                         19
          1.2.5   Headings.                                           20
          1.2.6   Implied References to this Agreement.               20
          1.2.7   Persons.                                            20
          1.2.8   Modifications to Documents.                         20
          1.2.9   From, To and Through.                               20
          1.2.10  Shall; Will.                                        20

     1.3  Accounting Principles.                                      20

2.   REVOLVING CREDIT AND SWING LOAN FACILITIES                       21

     2.1  Revolving Credit Commitments.                               21
          2.1.1   Revolving Credit Loans.                             21
          2.1.2   Swing Loan Commitment.                              21

     2.2  Nature of Banks' Obligations with Respect to
          Revolving Credit Loans.                                     22

     2.3  Facility Fees.                                              22

     2.4  Revolving Credit Loan Requests and Swing Loan Requests.     22
          2.4.1   Revolving Credit Loan Requests.                     22
          2.4.2   Swing Loan Requests.                                23
          2.4.3   Making Revolving Credit Loans.                      23
          2.4.4   Making Swing Loans.                                 23
          2.4.5   Revolving Credit Notes.                             24
          2.4.6   Swing Loan Note.                                    24
          2.4.7   Use of Proceeds.                                    24
          2.4.8   Borrowings to Repay Swing Loans.                    24

     2.5  Bid Loan Facility.                                          25
          2.5.1   Bid Loan Requests.                                  25
          2.5.2   Bidding.                                            25
          2.5.3   Accepting Bids.                                     26
          2.5.4   Funding Bid Loans.                                  27
          2.5.5   Several Obligations.                                27
          2.5.6   Bid Notes.                                          27

     2.6  Letter of Credit Subfacility.                               27
          2.6.1   Issuance of Letters of Credit.                      27
          2.6.2   Letter of Credit Fees.                              28
          2.6.3   Disbursements, Reimbursement.                       28
          2.6.4   Repayment of Participation Advances.                29
          2.6.5   Documentation.                                      30
          2.6.6   Determinations to Honor Drawing Requests.           30
          2.6.7   Nature of Participation and Reimbursement
                  Obligations.                                        30
          2.6.8   Indemnity.                                          32
          2.6.9   Liability for Acts and Omissions.                   32
          2.6.10  Duties of Issuing Bank.                             33

3.   REDUCTION IN COMMITMENTS                                         33

4.   INTEREST RATES                                                   33

     4.1  Interest Rate Options.                                      33
          4.1.1   Revolving Credit Interest Rate Options.             34
          4.1.2   Swing Loan Interest Rate Option.                    34

     4.2  Revolving Credit Interest Periods.                          34
          4.2.1   Ending Date and Business Day.                       34
          4.2.2   Amount of Borrowing Tranche.                        35
          4.2.3   Termination Before Expiration Date.                 35
          4.2.4   Renewals.                                           35

     4.3  Interest After Default.                                     35
          4.3.1   Letter of Credit Fees, Interest Rate.               35
          4.3.2   Other Obligations.                                  35

     4.4  Euro-Rate Unascertainable; Illegality; Increased
          Costs; Deposits Not Available.                              35
          4.4.1   Unascertainable.     35
          4.4.2   Illegality; Increased Costs; Deposits Not Available 36
          4.4.3   Agent's and Bank's Rights.                          36

     4.5  Selection of Interest Rate Options.                         37

5.   PAYMENTS                                                         37

     5.1  Payments.                                                   37

     5.2  Pro Rata Treatment of Banks.                                38

     5.3  Interest Payment Dates.                                     38

     5.4  Voluntary Prepayments.                                      38
          5.4.1   Right to Prepay.                                    38
          5.4.2   Replacement of a Bank.                              39
          5.4.3   Change of Lending Office.                           40

     5.5  Additional Compensation in Certain Circumstances.           40
          5.5.1 Increased Costs or Reduced Return Resulting From Taxes, Reserves, Capital Adequacy Requirements,
                  Expenses, Etc.                                      40
          5.5.2   Indemnity.                                          41

     5.6  Settlement Date Procedures.                                 42

6.   REPRESENTATIONS AND WARRANTIES                                   43

     6.1  Representations and Warranties.                             43
          6.1.1   Organization and Qualification.                     43
          6.1.2   Subsidiaries.                                       43
          6.1.3   Power and Authority.                                43
          6.1.4   Validity and Binding Effect.                        44
          6.1.5   No Conflict.                                        44
          6.1.6   Litigation.                                         44
          6.1.7   Title to Properties.                                44
          6.1.8   Financial Statements.                               45
          6.1.9   Use of Proceeds; Margin Stock.                      45
          6.1.10  Full Disclosure.                                    46
          6.1.11  Taxes.                                              46
          6.1.12  Consents and Approvals.                             46
          6.1.13  No Event of Default; Compliance with Instruments.   47
          6.1.14  Patents, Trademarks, Copyrights, Licenses, Etc.     47
          6.1.15  Insurance.                                          47
          6.1.16  Compliance with Laws.                               47
          6.1.17  Material Contracts; Burdensome Restrictions.        47
          6.1.18  Investment Companies; Regulated Entities.           48
          6.1.19  Plans and Benefit Arrangements.                     48
          6.1.20  Employment Matters.                                 49
          6.1.21  Environmental Matters.                              49
          6.1.22  Senior Debt Status.                                 51

     6.2  Updates to Schedules.                                       51

7.   CONDITIONS OF LENDING                                            51

     7.1  First Loans and Letters of Credit.                          52
          7.1.1   Officer's Certificate.                              52
          7.1.2   Secretary's Certificate.                            52
          7.1.3   Delivery of Loan Documents.                         52
          7.1.4   Opinion of Counsel.                                 53
          7.1.5   Legal Details.                                      53
          7.1.6   Payment of Fees.                                    53
          7.1.7   Consents.                                           53
          7.1.8   Officer's Certificate Regarding MACs.               53
          7.1.9   No Violation of Laws.                               53
          7.1.10  No Actions or Proceedings.                          54
          7.1.11  Lien Search Results.                                54
          7.1.12  Payoff Letter.                                      54

     7.2  Each Additional Loan or Letter of Credit.                   54

8.   COVENANTS                                                        54

     8.1  Affirmative Covenants.                                      54
          8.1.1   Preservation of Existence, Etc.                     55
          8.1.2   Payment of Liabilities, Including Taxes, Etc.       55
          8.1.3   Maintenance of Insurance.                           55
          8.1.4   Maintenance of Properties and Leases.               55
          8.1.5   Maintenance of Patents, Trademarks, Etc.            56
          8.1.6   Visitation Rights.                                  56
          8.1.7   Keeping of Records and Books of Account.            56
          8.1.8   Plans and Benefit Arrangements.                     56
          8.1.9   Compliance with Laws.                               57
          8.1.10  Use of Proceeds.                                    57
          8.1.11  Subordination of Intercompany Loans.                57

     8.2  Negative Covenants.                                         57
          8.2.1   Indebtedness.                                       58
          8.2.2   Liens.                                              58
          8.2.3   Guaranties.                                         58
          8.2.4   Loans and Investments.                              59
          8.2.5   Dividends and Related Distributions.                60
          8.2.6   Liquidations, Mergers, Consolidations, Acquisitions 60
          8.2.7   Dispositions of Assets or Subsidiaries.             61
          8.2.8   Affiliate Transactions.                             62
          8.2.9   Subsidiaries, Partnerships and Joint Ventures.      62
          8.2.10  Continuation of or Change in Business.              63
          8.2.11  Plans and Benefit Arrangements.                     63
          8.2.12  Fiscal Year.                                        64
          8.2.13  Changes in Organizational Documents.                64
          8.2.14  Minimum Fixed Charge Coverage Ratio.                64
          8.2.15  Maximum Debt to Capital Ratio.                      64
          8.2.16  Minimum Tangible Net Worth.                         65

     8.3  Reporting Requirements.                                     65
          8.3.1   Quarterly Financial Statements.                     65
          8.3.2   Annual Financial Statements.                        65
          8.3.3   Certificate of the Borrower.                        66
          8.3.4   Notice of Default.                                  66
          8.3.5   Notice of Litigation.                               66
          8.3.6   Forecasts, Other Reports and Information.           66
          8.3.7   Notices Regarding Plans and Benefit Arrangements.   67

9.   DEFAULT                                                          69

     9.1  Events of Default.                                          69
          9.1.1   Payments Under Loan Documents.                      69
          9.1.2   Breach of Warranty.                                 69
          9.1.3   Breach of Negative Covenants or Visitation Rights.  69
          9.1.4   Breach of Other Covenants.                          69
          9.1.5   Defaults in Other Agreements or Indebtedness.       69
          9.1.6   Final Judgments or Orders.                          70
          9.1.7   Loan Document Unenforceable.                        70
          9.1.8   Uninsured Losses; Proceedings Against Assets.       70
          9.1.9   Notice of Lien or Assessment.                       70
          9.1.10  Insolvency.                                         70
          9.1.11  Events Relating to Plans and Benefit Arrangements.  71
          9.1.12  Cessation of Business.                              71
          9.1.13  Change of Control.                                  71
          9.1.14  Involuntary Proceedings.                            72
          9.1.15  Voluntary Proceedings.                              72

     9.2  Consequences of Event of Default.                           72
          9.2.1   Events of Default Other Than Bankruptcy, Insolvency
                  or Reorganization Proceedings.                      72
          9.2.2   Bankruptcy, Insolvency or Reorganization
                  Proceedings.                                        73
          9.2.3   Set-off.                                            73
          9.2.4   Suits, Actions, Proceedings.                        73
          9.2.5   Application of Proceeds.                            74
          9.2.6   Other Rights and Remedies.                          74

     9.3  Right of Competitive Bid Loan Banks.                        74

10.  THE AGENT                                                        75

     10.1 Appointment.                                                75

     10.2 Delegation of Duties.                                       75

     10.3 Nature of Duties; Independent Credit Investigation.         75

     10.4 Actions in Discretion of Agent; Instructions from
          the Banks.                                                  76

     10.5 Reimbursement and Indemnification of Agent by the
          Borrower.                                                   76

     10.6 Exculpatory Provisions; Limitation of Liability.            77

     10.7 Reimbursement and Indemnification of Agent by Banks.        77

     10.8 Reliance by Agent.                                          78

     10.9 Notice of Default.                                          78

     10.10 Notices.                                                   78

     10.11 Banks in Their Individual Capacities.                      79

     10.12 Holders of Notes.                                          79

     10.13 Equalization of Banks.                                     79

     10.14 Successor Agent.                                           80

     10.15 Agent's Fee.                                               80

     10.16 Availability of Funds.                                     80

     10.17 Calculations.                                              81

     10.18 Beneficiaries.                                             81


11.  MISCELLANEOUS                                                    81

     11.1 Modifications, Amendments or Waivers.                       81
          11.1.1  Increase of Commitment; Extension or Expiration
                  Date.                                               81
          11.1.2  Extension of Payment; Reduction of Principal
                  Interest or Fees; Modification of Terms of Payment. 82
          11.1.3  Release of Guarantor.                               82
          11.1.4  Miscellaneous                                       82

     11.2 No Implied Waivers; Cumulative Remedies; Writing Required.  82

     11.3 Reimbursement and Indemnification of Banks by the
          Borrower; Taxes.                                            83

     11.4 Holidays.                                                   83

     11.5 Funding by Branch, Subsidiary or Affiliate.                 84
          11.5.1  Notional Funding.                                   84
          11.5.2  Actual Funding.                                     84

     11.6 Notices.                                                    84

     11.7 Severability.                                               85

     11.8 Governing Law.                                              85

     11.9 Prior Understanding.                                        85

     11.10 Duration; Survival.                                        85

     11.11 Successors and Assigns.                                    86

     11.12 Confidentiality.                                           87

     11.13 Counterparts.                                              87

     11.14 Agent's or Bank's Consent.                                 88

     11.15 Exceptions.                                                88

     11.16 CONSENT TO FORUM; WAIVER OF JURY TRIAL.                    88

     11.17 Tax Withholding Clause.                                    88

     11.18 Joinder of Guarantors.                                     89

                 LIST OF SCHEDULES AND EXHIBITS

SCHEDULE

SCHEDULE 1.1(A)     -    PRICING GRID
SCHEDULE 1.1(B)     -    COMMITMENTS OF BANKS AND ADDRESSES FOR
                         NOTICES
SCHEDULE 1.1(P)     -    PERMITTED LIENS
SCHEDULE 6.1.1      -    QUALIFICATIONS TO DO BUSINESS
SCHEDULE 6.1.2      -    SUBSIDIARIES
SCHEDULE 6.1.7      -    OWNED AND LEASED REAL PROPERTY
SCHEDULE 6.1.12     -    CONSENTS AND APPROVALS
SCHEDULE 6.1.19     -    EMPLOYEE BENEFIT PLAN DISCLOSURES
SCHEDULE 6.1.21     -    ENVIRONMENTAL DISCLOSURES
SCHEDULE 8.2.1      -    PERMITTED INDEBTEDNESS
SCHEDULE 8.2.4      -    EXISTING LOANS TO CUSTOMERS


EXHIBITS

EXHIBIT 1.1(A)(1)   -    ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT 1.1(A)(2)   -    CLOSING DATE CERTIFICATE
EXHIBIT 1.1(B)      -    BID NOTES
EXHIBIT 1.1(G)(1)   -    GUARANTOR JOINDER
EXHIBIT 1.1(G)(2)   -    GUARANTY AGREEMENT
EXHIBIT 1.1(I)(1)   -    INTERCOMPANY SUBORDINATION AGREEMENT
EXHIBIT 1.1(R)      -    REVOLVING CREDIT NOTES
EXHIBIT 1.1(S)      -    SWING LOAN NOTE
EXHIBIT 2.4.1       -    REVOLVING CREDIT LOAN REQUEST
EXHIBIT 2.4.2       -    SWING LOAN REQUEST
EXHIBIT 2.5.1       -    BID LOAN REQUEST
EXHIBIT 7.1.4       -    OPINION OF COUNSEL
EXHIBIT 8.2.6            ACQUISITION COMPLIANCE CERTIFICATE
EXHIBIT 8.3.3       -    QUARTERLY COMPLIANCE CERTIFICATE

                        CREDIT AGREEMENT

     THIS CREDIT AGREEMENT is dated as of December 13, 1996 and is made by and among ROUNDY'S, INC., a Wisconsin corporation (the "Borrower"), each of the Guarantors (as hereinafter defined), the BANKS (as hereinafter defined), and PNC BANK, NATIONAL ASSOCIATION, in its capacity as agent for the Banks under this Agreement (hereinafter referred to in such capacity as the "Agent").

                           WITNESSETH:

     WHEREAS, the Borrower has requested the Banks to provide
(i) a revolving credit facility to the Borrower in an aggregate principal amount not to exceed $55,000,000; and

     WHEREAS, the revolving credit facility shall be used for working capital and general corporate purposes; and

     WHEREAS, the Banks are willing to provide such credit upon the terms and conditions hereinafter set forth;

     NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, covenant and agree as follows:


                    1.   CERTAIN DEFINITIONS

          1.1  Certain Definitions.

          In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

               Adjusted Net Income for any period of
determination shall mean the sum of (i) net income, plus (ii) the sum of interest expense, income tax expense, Net Operating Lease Expense plus Patronage Dividends to the extent that such items are included in such net income, in each case of the Borrower and its Subsidiaries for such period determined and consolidated in accordance with GAAP.

               Affiliate as to any Person shall mean any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds 5% or more of any class of the voting or other equity interests of such Person, or (iii) 5% or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person. Control, as used in this definition, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust, as the case may be.

               Agent shall mean PNC Bank, National Association, and its successors and assigns.

               Agent's Fee shall have the meaning assigned to that term in Section 10.15.

               Agent's Letter shall have the meaning assigned to that term in Section 10.15.

               Agreement shall mean this Credit Agreement, as the same may be supplemented or amended from time to time, including all schedules and exhibits.

               Annual Statements shall have the meaning assigned to that term in Section 6.1.8(i).

               Applicable Facility Fee Rate shall mean the percentage rate per annum based on the Debt to Capital Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading "Facility Fee." The Applicable Facility Fee Rate shall be computed in accordance with the parameters set forth on
Schedule 1.1(A).

               Applicable Margin shall mean, as applicable:

               (A) the percentage spread to be added to Base Rate under the Revolving Credit Base Rate Option based on the Debt to Capital Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading "Revolving Credit Base Rate Spread",

               (B) the percentage spread to be added to Euro-Rate under the Revolving Credit Euro-Rate Option based on the Debt to Capital Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading "Revolving Credit Euro-Rate Spread".

The Applicable Margin shall be computed in accordance with the parameters set forth on Schedule 1.1(A).

               Assignment and Assumption Agreement shall mean an Assignment and Assumption Agreement by and among a Purchasing
Bank, a Transferor Bank and the Agent, as Agent and on behalf of the remaining Banks, substantially in the form of Exhibit
1.1(A)(1).

               Authorized Officer shall mean the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer or Treasurer of the Borrower and any other individuals, designated by written notice to the Agent from the Borrower, authorized to execute notices, reports and other documents on behalf of the Loan Parties required hereunder. The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Agent.

               Banks shall mean the financial institutions named on Schedule 1.1(B) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Bank.

               Base Rate shall mean the greater of (i) the interest rate per annum announced from time to time by the Agent at its Principal Office as its then prime rate, which rate may not be the lowest rate then being charged commercial borrowers by the Agent, or (ii) the Federal Funds Rate plus 1/2% per annum.

               Base Rate Option shall mean the Revolving Credit
Base Rate Option.

               Benefit Arrangement shall mean at any time an "employee benefit plan," within the meaning of Section 3(3) of ERISA, which is neither a Plan nor a Multiemployer Plan and which is maintained, sponsored or otherwise contributed to by any member of the ERISA Group.

               Bid shall have the meaning assigned to such term in Section 2.5.2.

               Bid Loan Borrowing Date shall mean, with respect to any Bid Loan, the date for the making thereof which shall be a Business Day.

               Bid Loan Euro-Rate Rate Option shall mean the option of the Borrower to request that the Banks submit Bids to make Bid Loans bearing interest at a rate per annum quoted by such Banks at the Euro-Rate in effect two Business Days before the Borrowing Date of such Bid Loan plus a Euro-Rate Bid Loan Spread.

               Bid Loan Fixed Rate Option shall mean the option of the Borrower to request that the Banks submit Bids to make Bid Loans bearing interest at a fixed rate per annum quoted by such Banks as a numerical percentage (and not as a spread over another rate such as the Euro-Rate).

               Bid Loan Interest Period shall have the meaning assigned to such term in Section 2.5.1.

               Bid Loan Request shall have the meaning assigned to such term in Section 2.5.1.

               Bid Loans shall mean collectively and Bid Loan shall mean separately all of the Bid Loans or any Bid Loan made by any of the Banks to the Borrower pursuant to Section 2.5.

               Bid Notes shall mean collectively and Bid Note shall mean separately all of the Bid Notes of the Borrower in the form of Exhibit 1.1(B) evidencing the Bid Loans together with all amendments, extensions, renewals, replacements, refinancings or refunds thereof in whole or in part.

               Borrower shall mean Roundy's, Inc., a Wisconsin corporation.

               Borrowing Date shall mean, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate
Option, which shall be a Business Day.

               Borrowing Tranche shall mean specified portions of Loans outstanding as follows: (i) any Loans to which either a Euro-Rate Option or a Bid Loan Fixed Rate Option applies which become subject to the same Interest Rate Option under the same Loan Request by the Borrower and which have the same Interest Period shall constitute one Borrowing Tranche, and (ii) all Loans to which a Base Rate Option applies shall constitute one Borrowing Tranche.

               Business Day shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Pittsburgh, Pennsylvania and, if the applicable Business Day relates to any Borrowing to which the Euro-Rate Option applies, such day must also be a day on which dealings are carried on in the London interbank market.

               Capital shall mean as of any date of determination the sum of (i) stockholders' equity, (ii) redeemable common stock (if redeemable common stock is excluded from stockholders' equity) and (iii) Indebtedness, in each instance of the Borrower and its Subsidiaries as of such date determined and consolidated in accordance with GAAP.

               Closing Date shall mean the Business Day on which the first Loan shall be made, which shall be December 13, 1996.

               Commercial L/C shall mean any letter of credit which is a commercial letter of credit issued in respect of the purchase of goods or services.

               Commitment shall mean as to any Bank the aggregate of its Revolving Credit Commitment and in the case of the Agent its Swing Loan Commitment, and Commitments shall mean the aggregate of the Revolving Credit Commitments and Swing Loan
Commitment of all of the Banks.

               Committed Loan shall mean either a Revolving
Credit Loan or a Swing Loan.

               Consideration shall mean with respect to any Permitted Acquisition, the aggregate, without duplication, of
(i) the cash paid by any of the Loan Parties, directly or indirectly, to the seller in connection therewith, (ii) the Indebtedness incurred or assumed by any of the Loan Parties, whether in favor of the seller or otherwise and whether fixed or contingent, (iii) any Guaranty given or incurred by any Loan Party in connection therewith and (iv) any other consideration given or obligation incurred by any of the Loan Parties in connection therewith.

               Consolidated Tangible Net Worth shall mean as of any date of determination total stockholders' equity less intangible assets plus redeemable common stock (if redeemable common stock is excluded from stockholders' equity), in each instance of the Borrower and its Subsidiaries as of such date determined and consolidated in accordance with GAAP.

               Debt to Capital Ratio shall mean as of any date of determination, the ratio of Indebtedness of the Borrower and its Subsidiaries to Capital on such date.

               Dollar, Dollars, U.S. Dollars and the symbol $ shall mean lawful money of the United States of America.

               Drawing Date shall have the meaning assigned to that term in Section 2.6.3.2.

               Environmental Complaint shall mean any written complaint setting forth a cause of action for personal or property damage or natural resource damage or equitable relief, order, notice of violation, citation, request for information issued pursuant to any Environmental Laws by an Official Body, subpoena or other written notice of any type relating to, arising out of, or issued pursuant to, any of the Environmental Laws or any Environmental Conditions, as the case may be.

               Environmental Conditions shall mean any conditions of the environment, including the workplace, the ocean, natural resources (including flora or fauna), soil, surface water, groundwater, any actual or potential drinking water supply sources, substrata or the ambient air, relating to or arising out of, or caused by, the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaking, pumping, emptying, discharging, injecting, escaping, leaching, disposal, dumping, threatened release or other management or mismanagement of Regulated Substances resulting from the use of, or operations on, any Property.

               Environmental Laws shall mean all federal, state, local and foreign Laws and regulations, including permits, licenses, authorizations, bonds, orders, judgments, and consent decrees issued, or entered into, pursuant thereto, relating to pollution or protection of human health or the environment or employee safety in the workplace.

               ERISA shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

               ERISA Group shall mean, at any time, the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.

               Euro-Rate shall mean, with respect to Loans comprising any Borrowing Tranche to which the Euro-Rate Option applies for any Interest Period, the interest rate per annum determined by the Agent by dividing (the resulting quotient rounded upward to the nearest 1/100th of 1% per annum) (i) the rate of interest determined by the Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the average London interbank offered rates for U.S. Dollars set forth on Telerate display page 3750 or such other display page on the Telerate System as may replace such page to evidence the average of rates quoted by banks designated by the British Bankers' Association (or appropriate successor or, if the British Bankers' Association or its successor ceases to provide such quotes, a comparable replacement determined by the Agent) two (2) Business Days prior to the first day of such Interest Period for an amount comparable to such Borrowing Tranche and having a Borrowing Date and a maturity comparable to such Interest Period by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage. The Euro-Rate may also be expressed by the following formula:

               Telerate page 3750 quoted by British Bankers'
     Euro-Rate =    Association or appropriate successor
               1.00 - Euro-Rate Reserve Percentage

The Euro-Rate shall be adjusted with respect to any Euro-Rate Option outstanding on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date. The Agent shall give prompt notice to the Borrower of the Euro-Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

               Euro-Rate Bid Loan shall mean any Bid Loan that bears interest under the Bid Loan Euro-Rate Option.

               Euro-Rate Bid Loan Spread shall mean the spread quoted by a Bank in its Bid to apply to such Bank's Bid Loan if such Bank's Bid is accepted. The Euro-Rate Bid Loan Spread shall be quoted as a percentage rate per annum and expressed in multiples of 1/1000th of one percentage point to be either added to (if it is positive) or subtracted from (if it is negative) the Euro-Rate in effect two (2) Business Days before the Borrowing Date with respect to such Bid Loan. Interest on Euro-Rate Bid Loans shall be computed based on a year of 360 days and actual days elapsed.

               Euro-Rate Interest Period shall mean the Interest
Period applicable to a Euro-Rate Loan.

               Euro-Rate Option shall mean either the Revolving
Credit Euro-Rate Option or the Bid Loan Euro-Rate Option.

               Euro-Rate Reserve Percentage shall mean the maximum effective percentage in effect on such day prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as "Eurocurrency Liabilities").

               Event of Default shall mean any of the events described in Section 9.1 and referred to therein as an "Event of Default."

               Existing Credit Agreement shall mean that certain Credit Agreement, dated as of March 6, 1989, among Roundy's, Inc., the banks party thereto and The Chase Manhattan Bank (National Association) as agent, as the same has been amended.

               Expiration Date shall mean, with respect to the Revolving Credit Commitments, March 6, 2002.

               Facility Fee shall have the meaning assigned to that term in Section 2.3.

               Federal Funds Rate shall mean the annual rate (rounded upward to the nearest 1/100 of 1%) determined by the Agent in accordance with its usual procedures (which determination shall b e conclusive absent manifest error) to be the "offered" rate evidenced by Telerate page 5 (or appropriate successor page) as quoted by Garvin Guy Butler (or appropriate successor, or if Garvin Guy Butler or its successor cease to provide such quote, a comparable replacement as determined by the Agent) on the day of such advance.

               Federal Funds Rate Option shall mean the option of the Borrower to have Swing Loans bear interest at the rate and under the terms and conditions set forth in Section 4.1.2(i).

               Fixed Charge Coverage Ratio shall mean as of any date of determination, the ratio of Adjusted Net Income to Fixed Charges of the Borrower for the immediately preceding four fiscal quarters of the Borrower ending on such date of determination.

               Fixed Charges shall mean for any period of determination the sum of interest expense and Net Operating Lease
Expense, in each case of the Borrower and its Subsidiaries for such period determined and consolidated in accordance with GAAP.

               Fixed Rate shall mean a fixed interest rate quoted by a Bank in its Bid to apply to such Bank's Bid Loan over the term of such Bid Loan if such Bank's Bid is accepted.

               Fixed Rate Bid Loan shall mean a Bid Loan that bears interest under the Bid Loan Fixed Rate Option.

               GAAP shall mean generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3, and applied on a consistent basis both as to classification of items and amounts.

               Governmental Acts shall have the meaning assigned to that term in Section 2.6.8.

               Guarantor shall mean each of the parties to this Agreement which is designated as a "Guarantor" on the signature page hereof and each other Person which joins this Agreement as a Guarantor after the date hereof pursuant to Section 11.18.

               Guarantor Joinder shall mean a joinder by a Person as a Guarantor under this Agreement, the Guaranty Agreement and the other Loan Documents in the form of Exhibit 1.1(G)(1).

               Guaranty of any Person shall mean any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

               Guaranty Agreement shall mean the Guaranty and Suretyship Agreement in substantially the form of Exhibit
1.1(G)(2) executed and delivered by each of the Guarantors to the Agent for the benefit of the Banks.

               Historical Statements shall have the meaning assigned to that term in Section 6.1.8(i).

               Indebtedness shall mean, as to any Person at any time and without duplication, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility,
(iii) reimbursement obligations (contingent or otherwise) under any letter of credit, (iv) the net unrealized loss position in any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (v) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than thirty (30) days past due), or (vi) any Guaranty of Indebtedness for borrowed money, excluding any Guaranty by a Loan Party or Subsidiary of a Loan Party of Indebtedness of another Loan Party or Subsidiary of a Loan Party.

               Ineligible Security shall mean any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of
1933 (12 U.S.C. Section 24, Seventh), as amended.

               Insolvency Proceeding shall mean, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person's creditors generally or any substantial portion of its creditors; undertaken under any Law.

               Intercompany Subordination Agreement shall mean a Subordination Agreement among the Loan Parties in the form attached hereto as Exhibit 1.1(I)(1).

               Interest Period shall mean either a Revolving
Credit Interest Period or a Bid Loan Interest Period.

               Interest Rate Option shall mean any Revolving
Credit Euro-Rate Option, Federal Funds Rate Option, Negotiated
Rate Option, Bid Loan Euro Rate Option, Bid Loan Fixed Rate
Option or Base Rate Option.

               Interim Statements shall have the meaning assigned to that term in Section 6.1.8(i).

               Internal Revenue Code shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

               Issuing Bank shall mean any Bank which the Agent shall designate from time to time to issue Letters of Credit hereunder pursuant to Section 2.6, provided that such Bank shall agree to be the Issuing Bank. The Agent designates National City Bank of Columbus as the Issuing Bank as of the date of this Agreement and National City Bank of Columbus accepts such designation. The Agent may in its discretion designate a different Bank (including PNC Bank) as the Issuing Bank after the date hereof and, subject to such Bank's acceptance of such designation, such Bank shall be the Issuing Bank with respect to all Letters of Credit issued after such designation.

               Labor Contracts shall mean all employment agreements, employment contracts, collective bargaining agreements and other agreements among any Loan Party or Subsidiary of a Loan Party and its employees.

               Law shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree or award of any Official Body.

               Letter of Credit shall have the meaning assigned to that term in Section 2.6.1.

               Letter of Credit Borrowing shall mean an extension of credit resulting from a drawing under any Letter of Credit which shall not have been reimbursed on the date when made and shall not have been converted into a Revolving Credit Loan under
Section 2.6.3.2.

               Letter of Credit Fee shall have the meaning assigned to that term in Section 2.6.2.

               Letters of Credit Outstanding shall mean at any time the sum of (i) the aggregate undrawn face amount of outstanding Letters of Credit and (ii) the aggregate amount of all unpaid and outstanding Reimbursement Obligations.

               Lien shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

               LLC Interests shall have the meaning given to such term in Section 6.1.2.

               Loan Documents shall mean this Agreement, the Agent's Letter, the Guaranty Agreement, the Intercompany Subordination Agreement, the Notes, and any other instruments, certificates or documents delivered or contemplated to be delivered hereunder or thereunder or in connection herewith or therewith, as the same may be supplemented or amended from time to time in accordance herewith or therewith, and Loan Document shall mean any of the Loan Documents.

               Loan Parties shall mean the Borrower and the Guarantors.

               Loan Request shall mean either a Bid Loan Request or a Revolving Credit Loan Request.

               Loans shall mean collectively and Loan shall mean separately all Revolving Credit Loans, Swing Loans, or Bid Loans or any Revolving Credit Loan, Swing Loan, or Bid Loan.

               Material Adverse Change shall mean any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Loan Document, (b) is or could reasonably be expected to be material and adverse to the business, properties, assets, financial condition, results of operations or prospects of the Loan Parties taken as a whole, (c) impairs materially or could reasonably be expected to impair materially the ability of the Loan Parties taken as a whole to duly and punctually pay or perform its Indebtedness, or (d) impairs materially or could reasonably be expected to impair materially the ability of the Agent or any of the Banks, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document.

               Material Subsidiary shall mean on any date of determination any Subsidiary which meets the requirements set forth in (i) or (ii) below:

               (i) the gross revenues of such Subsidiary over the twelve-months preceding the date of determination equals or exceeds 5% of the consolidated gross revenues of the Borrower and its Subsidiaries; or

               (ii) the book value of the assets of such Subsidiary on such date equals or exceeds 5% of the book value of the consolidated assets of the Borrower and its Subsidiaries.

If Borrower acquires assets or stock or other ownership interests of another business (the "Acquired Business") in a Permitted Acquisition (whether by purchase, merger or otherwise) pursuant to Section 8.2.6 Borrower shall determine whether each Subsidiary of Borrower is a "Material Subsidiary" on the date of such Permitted Acquisition after giving effect to such Permitted
Acquisition: Borrower shall treat the Acquired Business and any Subsidiaries formed or acquired by Borrower in connection therewith as having been owned by the Borrower throughout the 12-months preceding the date of such Permitted Acquisition for purposes of clause (i) above.

               Month, with respect to an Interest Period under the Euro-Rate Option, shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period. If any Euro-Rate Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.

               Multiemployer Plan shall mean any employee benefit plan which is a "multiemployer plan" within the meaning of
Section 4001(a)(3) of ERISA and to which the Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five
Plan years, has made or had an obligation to make such contributions.

               Multiple Employer Plan shall mean a Plan which has two or more contributing sponsors (including the Borrower or any member of the ERISA Group) at least two of whom are not under common control, as such a plan is described in Sections 4063 and 4064 of ERISA.

               Negotiated Rate Option shall mean the option of the Borrower to have Swing Loans bear interest at the rate and under the terms and conditions set forth in Section 4.1.2(ii).

               Net Operating Lease Expense shall mean for any period of determination, the greater of (i) $0, or (ii) the difference between operating lease expenses and income from subleases of the Borrower and its Subsidiaries on a consolidated basis during such period.

               Notes shall mean the Revolving Credit Notes, Swing
Note and Bid Notes.

               Notices shall have the meaning assigned to that term in Section 11.6.

               Obligation shall mean any obligation or liability of any of the Loan Parties to the Agent or any of the Banks, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with this Agreement, the Notes, the Letters of Credit, the Agent's Letter or any other Loan Document.

               Offered Amount shall have the meaning assigned to such term in Section 2.5.2.

               Official Body shall mean any national, federal, state, local or other government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

               Participation Advance shall mean, with respect to any Bank, such Bank's payment in respect of its participation in a Letter of Credit Borrowing according to its Ratable Share pursuant to Section 2.6.4.

               Partnership Interests shall have the meaning given to such term in Section 6.1.2.

               Patronage Dividends means "patronage dividends" as such term is defined in Section 1388(a) of the Internal Revenue Code of 1986, as amended (the "Code") which Patronage Dividends may be excluded from taxable income pursuant to Section 1382(b) of the Code.

               PBGC shall mean the Pension Benefit Guaranty
Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

               Permitted Acquisitions shall have the meaning assigned to such term in Section 8.2.6.

               Permitted Investments shall mean:

                    (i)  direct obligations of the United States
of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United
States of America maturing in twelve (12) months or less from the date of acquisition;

                    (ii) commercial paper either (A) maturing in 180 days or less rated not lower than A-1, by Standard & Poor's or P-1 by Moody's Investors Service, Inc. on the date of acquisition or (B) maturing in 30 days or less which is not rated but with respect to which the issuer has an unconditional line of credit supporting the repayment of such paper with a commercial bank whose obligations are rated A-1, A or the equivalent or better by Standard & Poor's on the date of acquisition; and

                    (iii)     demand deposits, time deposits or
certificates of deposit maturing within one year in commercial banks whose obligations are rated A-1, A or the equivalent or better by Standard & Poor's on the date of acquisition;

                    (iv) money market accounts or mutual fund accounts investing solely in securities described in (i) through
(iii) above.

               Permitted Liens shall mean:

                    (i) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable;

                    (ii) Pledges or deposits made in the ordinary course of business to secure payment of workmen's compensation, or to participate in any fund in connection with workmen's compensation, unemployment insurance, old-age pensions or other social security programs;

                    (iii)     Liens of mechanics, materialmen,
warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default;

                    (iv) Good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

                    (v)  Encumbrances consisting of zoning
restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;

                    (vi) Liens, security interests and mortgages in favor of the Agent for the benefit of the Banks;

                    (vii)     Liens on property leased by any
Loan Party or Subsidiary of a Loan Party under capital and operating leases securing obligations of such Loan Party or Subsidiary to the lessor under such leases;

                    (viii)    Any Lien existing on the date of
this Agreement and described on Schedule 1.1(P), provided that the principal amount secured thereby is not hereafter increased, and no additional assets become subject to such Lien;

                    (ix) Purchase Money Security Interests in the ordinary course of business, provided that the aggregate amount of loans and deferred payments secured by such Purchase Money Security Interests shall not exceed $25,000,000 (excluding for the purpose of this computation any loans or deferred payments secured by Liens described on Schedule 1.1(P)); and

                    (x)  The following, (A) if the validity or
amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or
(B) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry or, in the aggregate, do not materially impair the ability of any Loan Party to perform its Obligations hereunder or under the other Loan Documents:

               (1) Claims or Liens for taxes, assessments or charges due and payable and subject to interest or penalty, provided that the applicable Loan Party maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;

               (2)  Claims, Liens or encumbrances upon, and
          defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;

               (3) Claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens; or

               (4)  Liens resulting from final judgments or
          orders described in Section 9.1.6.

               Person shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

               Plan shall mean at any time an employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.

               PNC Bank shall mean PNC Bank, National
Association, its successors and assigns.

               Potential Default shall mean any event or condition which with notice, passage of time or a determination by the Agent or the Required Banks, or any combination of the foregoing, would constitute an Event of Default.

               Principal Office shall mean the main banking office of the Agent in Pittsburgh, Pennsylvania.

               Prohibited Transaction shall mean any prohibited transaction as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA for which neither an individual nor a class exemption has been issued by the United States Department of Labor.

               Property shall mean all real property, both owned and leased, of any Loan Party or Subsidiary of a Loan Party.

               Purchase Money Security Interest shall mean Liens upon tangible personal property securing loans to any Loan Party or Subsidiary of a Loan Party or deferred payments by such Loan Party or Subsidiary for the purchase of such tangible personal property.

               Purchasing Bank shall mean a Bank which becomes a party to this Agreement by executing an Assignment and Assumption
Agreement.

               Ratable Share shall mean the proportion that a Bank's Revolving Credit Commitment bears to the Revolving Credit
Commitments of all of the Banks.

               Regulated Substances shall mean any substance, including any solid, liquid, semisolid, gaseous, thermal, thoriated or radioactive material, refuse, garbage, wastes, chemicals, petroleum products, by-products, coproducts, impurities, dust, scrap, heavy metals, defined as a "hazardous substance," "pollutant," "pollution," "contaminant," "hazardous or toxic substance," "extremely hazardous substance," "toxic chemical," "toxic waste," "hazardous waste," "industrial waste," "residual waste," "solid waste," "municipal waste," "mixed waste," "infectious waste," "chemotherapeutic waste," "medical waste," or "regulated substance" or any related materials, substances or wastes as now or hereafter defined pursuant to any Environmental Laws, ordinances, rules, regulations or other directives of any Official Body, the generation, manufacture, extraction, processing, distribution, treatment, storage, disposal, transport, recycling, reclamation, use, reuse, spilling, leaking, dumping, injection, pumping, leaching, emptying, discharge, escape, release or other management or mismanagement of which is regulated by the Environmental Laws.

               Regulation U shall mean Regulation U, T, G or X as promulgated by the Board of Governors of the Federal Reserve
System, as amended from time to time.

               Reimbursement Obligation shall have the meaning assigned to such term in Section 2.6.3.2.

               Reportable Event shall mean a reportable event described in Section 4043 of ERISA and regulations thereunder with respect to a Plan or Multiemployer Plan.

               Requested Amount shall have the meaning assigned to such term in Section 2.5.1.

               Required Banks shall mean

          (A) if there are no Loans, Reimbursement Obligations or Letter of Credit Borrowings outstanding, Required Banks shall mean Banks whose Revolving Credit Commitments aggregate at least
66-2/3% of the Commitments of all of the Banks, or

          (B) if there are Loans, Reimbursement Obligations, or Letter of Credit Borrowings outstanding, Required Banks shall mean:

               (i) prior to a termination of the Commitments hereunder pursuant to Section 9.2.1 or 9.2.2, any Bank or group of Banks if the sum of the Revolving Credit Loans, Reimbursement Obligations and Letter of Credit Borrowings of such Banks then outstanding aggregates at least 66-2/3% of the total principal amount of all of the Committed Loans , Reimbursement Obligations and Letter of Credit Borrowings then outstanding.

               (ii) after a termination of the Commitments hereunder pursuant to Section 9.2.1 or 9.2.2, any Bank or group of Banks if the sum of the Loans, Reimbursement Obligations and Letter of Credit Borrowings of such Banks then outstanding aggregates at least 66-2/3% of the total principal amount of all of the Loans, Reimbursement Obligations and Letter of Credit Borrowings then outstanding.

Reimbursement Obligations and Letter of Credit Borrowings shall be deemed, for purposes of this definition, to be in favor of the Issuing Bank and not a participating Bank if such Bank has not made its Participation Advance in respect thereof and shall be deemed to be in favor of such Bank to the extent of its Participation Advance if it has made its Participation Advance in respect thereof.

               Required Share shall have the meaning assigned to such term in Section 5.6.

               Revolving Credit Base Rate Option shall mean the option of the Borrower to have Revolving Credit Loans bear interest at the rate and under the terms and conditions set forth in Section 4.1.1(i).

               Revolving Credit Commitment shall mean, as to any Bank at any time, the amount initially set forth opposite its name on Schedule 1.1(B) in the column labeled "Amount of Commitment for Revolving Credit Loans," and thereafter on
Schedule I to the most recent Assignment and Assumption Agreement, and Revolving Credit Commitments shall mean the aggregate Revolving Credit Commitments of all of the Banks.

               Revolving Credit Euro-Rate Option shall mean the option of the Borrower to have Revolving Credit Loans bear interest at the rate and under the terms and conditions set forth in Section 4.1.1(ii).

               Revolving Credit Interest Period shall have the meaning set forth in Section 4.2.

               Revolving Credit Loan Request shall mean a request for a Revolving Credit Loan or a request to select, convert to or renew a Base Rate Option or Euro-Rate Option with respect to an outstanding Revolving Credit Loan in accordance with Section 2.4 or 4.1.

               Revolving Credit Loans shall mean collectively and Revolving Credit Loan shall mean separately all Revolving Credit Loans or any Revolving Credit Loan made by the Banks or one of the Banks to the Borrower pursuant to Section 2.1 or 2.6.3. A Bid Loan is not a Revolving Credit Loan, except that it will be treated as a Revolving credit Loan following a termination of the Commitments hereunder pursuant to Section 9.2.1 or 9.2.2 as provided in Section 9.3.

               Revolving Credit Notes shall mean collectively and Revolving Credit Note shall mean separately all the Revolving
Credit Notes of the Borrower in the form of Exhibit 1.1(R) evidencing the Revolving Credit Loans together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

               Revolving Facility Usage shall mean at any time the sum of the Revolving Credit Loans and Swing Loans outstanding and the Letters of Credit Outstanding.

               Section 20 Subsidiary shall mean the Subsidiary of the bank holding company controlling any Bank, which Subsidiary has been granted authority by the Federal Reserve
Board to underwrite and deal in certain Ineligible Securities.

               Settlement Date shall mean (i) every other Friday after the Closing Date, beginning with the second Friday after the Closing Date (if such Friday is not a Business Day, the next succeeding Business Day) and (ii) any other Business Day on which the Agent elects to effect settlement pursuant to Section 5.6.

               Standard & Poor's shall mean Standard & Poor's
Ratings Services, a division of The McGraw-Hill Companies, Inc.
or its successors.

               Standby L/C shall mean a letter of credit which is issued to support obligations of one or more of the Loan Parties or any Subsidiary of a Loan Party, contingent or otherwise, which finance the working capital and business needs of the Loan Parties or any Subsidiary of a Loan Party incurred in the ordinary course of business and which is not a Commercial L/C.

               Subsidiary of any Person at any time shall mean
(i) any corporation or trust of which 50% or more (by number of shares or number of votes) of the outstanding capital stock or shares of beneficial interest normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person's Subsidiaries, (ii) any partnership of which such Person is a general partner or of which 50% or more of the partnership interests is at the time directly or indirectly owned by such Person or one or more of such Person's Subsidiaries, (iii) any limited liability company of which 50% or more of the membership or limited liability company interests is at the time directly or indirectly owned by such Person or one or more of such Person's Subsidiaries or (iv) any corporation, trust, partnership, limited liability company or other entity which is controlled or capable of being controlled by such Person or one or more of such Person's Subsidiaries.

               Subsidiary Shares shall have the meaning assigned to that term in Section 6.1.2.

               Swing Loan Commitment shall mean PNC Bank's commitment to make Swing Loans to the Borrower pursuant to
Section 2.1.2 hereof in an aggregate principal amount up to $15,000,000.

               Swing Loan Note shall mean the Swing Loan Note of the Borrower in the form of Exhibit 1.1(S) evidencing the Swing Loans, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

               Swing Loan Request shall mean a request for Swing
Loans made in accordance with Section 2.4.2 hereof.

               Swing Loans shall mean collectively and Swing Loan shall mean separately all Swing Loans or any Swing Loan made by PNC Bank to the Borrower pursuant to Section 2.1.2 hereof.

               Tangible Assets shall mean as of any date of determination the total amount of all assets of the Borrower and its Subsidiaries (less depreciation, depletion and other properly deductible valuation reserves) after deducting good will patents, trade names, trade marks, copyrights, franchises, experimental expense, organization expenses, unamortized debt discount and expense, deferred assets other than prepaid insurance and prepaid taxes, the excess of cost of share acquired over book value of related assets, and such other assets as are properly classified as "intangible assets" in accordance with GAAP.

               Transferor Bank shall mean the selling Bank pursuant to an Assignment and Assumption Agreement.

          1.2  Construction.

          Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents:

               1.2.1     Number; Inclusion.

               references to the plural include the singular, the plural, the part and the whole; "or" has the inclusive meaning represented by the phrase "and/or," and "including" has the meaning represented by the phrase "including without limitation";

               1.2.2     Determination.

               references to "determination" of or by the Agent or the Banks shall be deemed to include good-faith estimates by the Agent or the Banks (in the case of quantitative determinations) and good-faith beliefs by the Agent or the Banks
(in the case of qualitative determinations) and such determination shall be conclusive absent manifest error;

               1.2.3     Agent's Discretion and Consent.

               whenever the Agent or the Banks are granted the right herein to act in its or their sole discretion or to grant or withhold consent such right shall be exercised in good faith;

               1.2.4     Documents Taken as a Whole.

               the words "hereof," "herein," "hereunder,"
"hereto" and similar terms in this Agreement or any other Loan
Document refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document;

               1.2.5     Headings.

               the Section and other headings contained in this Agreement or such other Loan Document and the Table of Contents (if any), preceding this Agreement or such other Loan Document are for reference purposes only and shall not control or affect the construction of this Agreement or such other Loan Document or the interpretation thereof in any respect;

               1.2.6     Implied References to this Agreement.

               article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified;

               1.2.7     Persons.

               reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement or such other Loan Document, as the case may be, and reference to a Person in a particular capacity excludes such Person in any other capacity;

               1.2.8     Modifications to Documents.

               reference to any agreement (including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto), document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated;

               1.2.9     From, To and Through.

               relative to the determination of any period of time, "from" means "from and including," "to" means "to but excluding," and "through" means "through and including"; and

               1.2.10    Shall; Will.

               references to "shall" and "will" are intended to have the same meaning.

          1.3  Accounting Principles.

          Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 8.2 and all defined terms used in the definition of any accounting term used in Section 8.2 shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing the Annual Statements referred to in Section 6.1.8(i)). In the event of any change after the date hereof in GAAP, and if such change would result in the inability to determine compliance with the financial covenants set forth in Section 8.2 based upon the Borrower's regularly prepared financial statements by reason of the preceding sentence, then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such financial covenants in a manner that would not affect the substance thereof, but would allow compliance therewith to be determined in accordance with the Borrower's financial statements at that time.


         2.   REVOLVING CREDIT AND SWING LOAN FACILITIES

          2.1  Revolving Credit Commitments.

               2.1.1     Revolving Credit Loans.

               Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Bank severally agrees to make Revolving Credit Loans to the Borrower at any time or from time to time on or after the date hereof to the Expiration Date provided that (i) after giving effect to such Loan the aggregate amount of Loans from such Bank shall not exceed such Bank's Revolving Credit Commitment minus such Bank's Ratable Share of the Letters of Credit Outstanding, and (ii) the sum of the Revolving Facility Usage plus the Bid Loans shall not exceed the Revolving Credit Commitments. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1.

               2.1.2     Swing Loan Commitment.

               Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, and in order to facilitate loans and repayments between Settlement Dates, PNC Bank may, at its option, cancelable at any time for any reason whatsoever, make swing loans (the "Swing Loans") to the Borrower at any time or from time to time after the date hereof to, but not including, the Expiration Date, in an aggregate principal amount up to but not in excess of $15,000,000 (the "Swing Loan Commitment"), provided that the aggregate principal amount of the Revolving Facility Usage plus the outstanding Bid Loans at any one time shall not exceed the Revolving Credit Commitments of all the Banks. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1.2.

          2.2  Nature of Banks' Obligations with Respect to Revolving
Credit Loans.

          Each Bank shall be obligated to participate in each request for Revolving Credit Loans pursuant to Section 2.4 in accordance with its Ratable Share. The aggregate of each Bank's Revolving Credit Loans outstanding hereunder to the Borrower at any time shall never exceed its Revolving Credit Commitment minus its Ratable Share of the Letter of Credit Outstandings. The obligations of each Bank hereunder are several. The failure of any Bank to perform its obligations hereunder shall not affect the Obligations of the Borrower to any other party nor shall any other party be liable for the failure of such Bank to perform its obligations hereunder. The Banks shall have no obligation to make Revolving Credit Loans hereunder on or after the Expiration Date.

          2.3  Facility Fees.

          Accruing from the date hereof until the Expiration Date, the Borrower agrees to pay to the Agent for the account of each Bank, as consideration for such Bank's Revolving Credit Commitment hereunder, a nonrefundable fee (the "Facility Fee") equal to the Applicable Facility Fee Rate (computed on the basis of a year of 360 days, as the case may be, and actual days elapsed) times the average (computed over any period of determination of the Facility Fee) daily amount of such Bank's Revolving Credit Commitment as the same may be constituted from time to time. All Facility Fees shall be payable in arrears on the last Business Day of each March, June, September and December after the date hereof and on the Expiration Date or upon acceleration of the Revolving Credit Notes.

          2.4  Revolving Credit Loan Requests and Swing Loan Requests.

               2.4.1     Revolving Credit Loan Requests.

               Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request the Banks to make Revolving Credit Loans, or renew or convert the Interest Rate Option applicable to existing Revolving Credit
Loans pursuant to Section 4.2, by delivering to the Agent, not later than (i) 1:00 p.m. Pittsburgh time, (ii) three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans to which the Euro-Rate Option applies or the conversion to or the renewal of the Euro-Rate Option for any Revolving Credit Loans; and (iii) 12:00 Noon on the proposed Borrowing Date with respect to the making of a Revolving Credit Loan to which the Base Rate Option applies or the last day of the preceding Revolving Credit Interest Period with respect to the conversion to the Base Rate Option for any Revolving Credit Loan, of a duly completed Revolving Credit Loan Request therefor substantially in the form of Exhibit 2.4.1 or a Revolving Credit Loan Request by telephone immediately confirmed in writing by letter, facsimile or telex in the form of such Exhibit, it being understood that the Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Loan Request shall be irrevocable and shall specify (i) the proposed Borrowing Date; (ii) the aggregate amount of the proposed Revolving Credit Loans comprising each Borrowing
Tranche, which shall be in integral multiples of $500,000 and not less than $2,500,000 for each Borrowing Tranche to which the Euro-Rate Option applies and integral multiples of $500,000 and not less than the lesser of $1,000,000 or the maximum amount available for Borrowing Tranches to which the Base Rate Option applies; (iii) whether the Revolving Credit Euro-Rate Option or Base Rate Option shall apply to the proposed Revolving Credit Loans comprising the applicable Borrowing Tranche; (iv) in the case of a Borrowing Tranche to which the Revolving Credit Euro-Rate Option applies, an appropriate Revolving Credit Loan
Interest Period for the proposed Revolving Credit Loans comprising such Borrowing Tranche.

               2.4.2     Swing Loan Requests.

               Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request PNC Bank to make Swing Loans by delivery to PNC Bank not later than 1:00 p.m. Pittsburgh time on the proposed Borrowing Date of a duly completed request therefor substantially in the form of
Exhibit 2.4.2 hereto or a request by telephone immediately confirmed in writing by letter, facsimile or telex (each, a "Swing Loan Request"), it being understood that the Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Swing Loan Request shall be irrevocable and shall specify the proposed Borrowing Date and the principal amount of such Swing Loan, which shall be not less than $500,000.

               2.4.3     Making Revolving Credit Loans.

               The Agent shall, promptly after receipt by it of a Revolving Credit Loan Request pursuant to Section 2.4, notify the Banks of its receipt of such Revolving Credit Loan Request specifying: (i) the proposed Borrowing Date and the time and method of disbursement of the Revolving Credit Loans requested thereby; (ii) the amount and type of each such Revolving Credit Loan and the applicable Revolving Credit Interest Period (if any); and (iii) the apportionment among the Banks of such Revolving Credit Loans as determined by the Agent in accordance with Section 2.2. Each Bank shall remit the principal amount of each Revolving Credit Loan to the Agent such that the Agent is able to, and the Agent shall, to the extent the Banks have made funds available to it for such purpose and subject to
Section 7.2, fund such Revolving Credit Loans to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 2:00 p.m., Pittsburgh time, on the applicable Borrowing Date, provided that if any Bank fails to remit such funds to the Agent in a timely manner, the Agent may elect in its sole discretion to fund with its own funds the Revolving Credit Loans of such Bank on such Borrowing Date, and such Bank shall be subject to the repayment obligation in Section 10.16.

               2.4.4     Making Swing Loans.

               So long as PNC Bank elects to make Swing Loans, PNC Bank shall, after receipt by it of a Swing Loan Request pursuant to Section 2.4.2, fund such Swing Loan to the Borrower in U.S. Dollars and immediately available funds at the Principal Office on the Borrowing Date.

               2.4.5     Revolving Credit Notes.

               The Obligation of the Borrower to repay the aggregate unpaid principal amount of the Revolving Credit Loans made to it by each Bank, together with interest thereon, shall be evidenced by a Revolving Credit Note dated the Closing Date payable to the order of such Bank in a face amount equal to the Revolving Credit Commitment of such Bank.

               2.4.6     Swing Loan Note.

               The obligation of the Borrower to repay the unpaid principal amount of the Swing Loans made to it by PNC Bank together with interest thereon shall be evidenced by a demand promissory note of the Borrower dated the Closing Date in substantially the form attached hereto as Exhibit 1.1(S) payable to the order of PNC Bank in a face amount equal to the Swing Loan Commitment.

               2.4.7     Use of Proceeds.

               The proceeds of the Revolving Credit Loans shall be used for working capital and general corporate purposes and in accordance with Section 8.1.10. None of the Commitments or the Loans shall be used for currency speculation or similar purposes.

               2.4.8     Borrowings to Repay Swing Loans.

               PNC may, at its option, exercisable at any time for any reason whatsoever, demand repayment of the Swing Loans, and each Bank shall make a Revolving Credit Loan in an amount equal to such Bank's Ratable Share of the aggregate principal amount of the outstanding Swing Loans, plus, if PNC so requests, accrued interest thereon, provided that no Bank shall be obligated in any event to make Revolving Credit Loans in excess of its Revolving Credit Commitment. Revolving Credit Loans made pursuant to the preceding sentence shall bear interest at the Base Rate Option and shall be deemed to have been properly requested in accordance with Section 2.4.1 without regard to any of the requirements of that provision. PNC shall provide notice to the Banks and the Borrower (which may be telephonic or written notice by letter, facsimile or telex) that such Revolving Credit Loans are to be made under this Section 2.4.8 and of the apportionment among the Banks, and the Banks shall be unconditionally obligated to fund such Revolving Credit Loans (whether or not the conditions specified in Section 7.2 are then satisfied) by the time PNC so requests, which shall not be earlier than 3:00 p.m. Pittsburgh time on the Business Day next after the date the Banks receive such notice from PNC.

          2.5  Bid Loan Facility.

               2.5.1     Bid Loan Requests.

               The Borrower may at its option from time to time prior to the Expiration Date request that the Banks make Bid Loans, provided that each of the following conditions is true and correct on the date of such request: (i) no Potential Default or Event of Default exists and is continuing, (ii) Borrower's Debt to Capital Ratio was less than .55 to 1.0 on the date of, and as reported on, the compliance certificate which Borrower most recently delivered pursuant to Section 8.3.3, and
(iii) Borrower's Debt to Capital Ratio is less than .55 to 1.0 on the date of such request as warranted by Borrower in such request. Borrower shall make its request for Bid Loans by delivering to the Agent not later than 1:00 p.m. Pittsburgh time of a duly completed request therefor substantially in the form of
Exhibit 2.5.1 hereto or a request by telephone immediately confirmed in writing by letter, facsimile or telex (each, a "Bid Loan Request") at least two (2) Business Days prior to the proposed Bid Loan Borrowing Date if Borrower is requesting Fixed Rate Bid Loans and four (4) Business Days prior to the proposed Bid Loan Borrowing Date if Borrower is requesting Euro-Rate Bid Loans. The Agent may rely on the authority of any individual making a telephonic request referred to in the preceding sentence without the necessity of receipt of written confirmation. Each Bid Loan Request shall be irrevocable and shall specify (i) the proposed Bid Loan Borrowing Date, (ii) whether Borrower is electing the Fixed Rate Bid Loan Option or the Euro-Rate Bid Loan Option, (iii) the term of the proposed Bid Loan (the "Bid Loan Interest Period") which may be no less than seven (7) day(s) and no longer than sixty (60) days, and (iv) the maximum principal amount (the "Requested Amount") of such Bid Loan, which shall be not less than $2,500,000 and shall be an integral multiple of $500,000. After giving effect to such Bid Loan and any other Loan made on or before the Bid Loan Borrowing Date, the aggregate Revolving Facility Usage plus Bid Loans outstanding shall not exceed the aggregate amount of the Revolving Credit Commitments of the Banks. There shall be at least five (5) Business Days between each Bid Loan Borrowing Date.

               2.5.2     Bidding.

               The Agent shall promptly after receipt by it of a Bid Loan Request pursuant to Section 2.5.1 notify the Banks of its receipt of such Bid Loan Request specifying (i) the proposed Bid Loan Borrowing Date, (ii) whether the proposed Bid Loan shall be a Fixed Rate Bid Loan or a Euro-Rate Bid Loan, (iii) the Bid Loan Interest Period and (iv) the principal amount of the proposed Bid Loan. Each Bank may submit a bid (a "Bid") to the Agent not later than 11:00 A.M. Pittsburgh time one (1) Business Day before the proposed Bid Loan Borrowing Date if Borrower is requesting a Fixed Rate Bid Loan or three (3) Business Days before the proposed Bid Loan Borrowing Date if Borrower is requesting a Euro-Rate Bid Loan by telephone (immediately confirmed in writing by letter, facsimile or telex). Each Bid shall specify: (A) the principal amount of proposed Bid Loans offered by such Bank (the "Offered Amount") which (i) may be less than, but shall not exceed, the Requested Amount, (ii) shall be at least $2,500,000 and shall be an integral multiple of $500,000 and (iii) may exceed such Bank's Revolving Credit Commitment, and
(B) the Fixed Rate which shall apply to such proposed Bid Loan if Borrower has requested a Fixed Rate Bid Loan or the Euro-Rate Bid Loan Spread which shall apply to such proposed Bid Loan if Borrower has requested a Euro-Rate Bid Loan. If any Bid omits information required hereunder, the Agent may in its sole discretion attempt to notify the Bank submitting such Bid. If the Agent so notifies a Bank, such Bank may resubmit its Bid provided that it does so prior to time set forth in this Section
2.5.2 above by which such Bank is required to submit its Bid to the Agent. The Agent shall promptly notify the Borrower of the Bids which it timely received from the Banks. If the Agent in its capacity as a Bank shall, in its sole discretion, make a Bid, it shall notify the Borrower of such Bid before 10:00 A.M. Pittsburgh time one (1) Business Day before the proposed Bid Loan Borrowing Date if Borrower is requesting a Fixed Rate Bid Loan or three (3) Business Days before the proposed Bid Loan Borrowing Date if Borrower is requesting a Euro-Rate Bid Loan.

               2.5.3     Accepting Bids.

               The Borrower shall irrevocably accept or reject Bids by notifying the Agent of such acceptance or rejection by telephone (immediately confirmed in writing by letter, facsimile or telex) not later than 11:30 a.m. Pittsburgh time one (1) Business Day before the proposed Bid Loan Borrowing Date if Borrower is requesting a Fixed Rate Bid Loan or three (3) Business Days before the proposed Bid Loan Borrowing Date if Borrower is requesting a Euro-Rate Bid Loan. If the Borrower elects to accept any Bids, its acceptance must meet the following conditions: (1) the total amount which Borrower accepts from all Banks must equal or exceed $2,500,000 and be in integral multiples of $500,000 and may not exceed the Requested Amount;
(2) the Borrower must accept Bids based solely on the amount of the Fixed Rates or Euro-Rate Bid Loan Spreads, as the case may be, which each of the Banks quoted in their Bids in ascending order of the amount of Fixed Rates or Euro-Rate Bid Loan Spreads;
(3) the Borrower may not borrow Bid Loans from any Bank on the Bid Loan Borrowing Date in an amount exceeding such Bank's Offered Amount; (4) if two or more Banks make Bids at the same Fixed Rate (if Borrower Requested a Fixed Rate Bid Loan)or Euro-Rate Bid Loan Spread (if Borrower Requested a Euro-Rate Bid Loan) and the Borrower desires to accept a portion but not all of the Bids at such Fixed Rate or Euro-Rate Bid Loan Spread, as the case may be, the Borrower shall accept a portion of each Bid equal to the product of the Offered Amount of such Bid times the fraction obtained by dividing the total amount of Bids which Borrower is accepting at such Fixed Rate or Euro-Rate Bid Loan Spread, as the case may be, by the sum of the Offered Amounts of the Bids at such Fixed Rate or Euro-Rate Bid Loan Spread; provided that the Borrower shall round the Bid Loans allocated to each such Bank upward or downward as the Borrower may select to integral multiples of $100,000. The Agent shall (i) promptly notify a Bank that has made a Bid of the amount of its Bid that was accepted or rejected by the Borrower and (ii) as promptly as practical notify all of the Banks of all Bids submitted and those which have been accepted.

               2.5.4     Funding Bid Loans.

               Each Bank whose Bid or portion thereof is accepted shall remit the principal amount of its Bid Loan to the Agent by 1:00 p.m. on the Borrowing Date. The Agent shall make such funds available to the Borrower on or before 2:00 p.m. on the Borrowing Date provided that the conditions precedent to the making of such Bid Loan set forth in Section 7.2 have been satisfied not later than 10:00 A.M. Pittsburgh time on the proposed Borrowing Date. If such conditions precedent have not been satisfied prior to such time, then (i) the Agent shall not make such funds available to the Borrower, (ii) the Bid Loan Request shall be deemed to be canceled and (iii) the Agent shall return the amount previously funded to the Agent by each applicable Bank promptly but in any event no later than the next following Business Day. The Borrower shall immediately notify the Agent of any failure to satisfy the conditions precedent to the making of Bid Loans under
Section 7.2. The Agent may assume that Borrower has satisfied such conditions precedent if the Borrower (i) has delivered to the Agent the documents required to be delivered under Section 7.2, (ii) the Borrower has not notified the Agent that the Loan Parties have not satisfied any other conditions precedent, and
(iii) the Agent has no actual notice of such a failure.

               2.5.5     Several Obligations.

               The obligations of the Banks to make Bid Loans after their Bids have been accepted are several. No Bank shall be responsible for the failure of any other Bank to make any Bid
Loan which another Bank has agreed to make.

               2.5.6     Bid Notes.

               The obligation of the Borrower to repay the aggregate unpaid principal amount of the Bid Loans made to it by each Bank, together with interest thereon, shall be evidenced by a Bid Note dated as of the Closing Date payable to the order of such Bank in a face amount equal to the aggregate Revolving Credit Commitments of all of the Banks.

          2.6  Letter of Credit Subfacility.

               2.6.1     Issuance of Letters of Credit.

               Borrower may request the issuance of a Standby L/C (each a "Letter of Credit") on behalf of itself or another Loan Party or a Subsidiary of a Loan Party by delivering to the Issuing Bank a completed application and agreement for letters of credit in such form as the Issuing Bank may specify from time to time by no later than 1:00 p.m., Pittsburgh time, at least three
(3) Business Days, or such shorter period as may be agreed to by the Issuing Bank, in advance of the proposed date of issuance. Subject to the terms and conditions hereof and in reliance on the agreements of the other Banks set forth in this Section 2.6, the Issuing Bank will issue a Letter of Credit provided that each Letter of Credit shall (A) have a maximum maturity of twelve (12) months from the date of issuance, and (B) in no event expire later than one Business Day prior to the Expiration Date and providing that in no event shall (i) the Letters of Credit Outstanding exceed, at any one time, $15,000,000, or (ii) the sum of the Revolving Facility Usage plus the outstanding Bid Loans exceed, at any one time, the Revolving Credit Commitments.

               2.6.2     Letter of Credit Fees.

               The Borrower shall pay to the Agent for the ratable account of the Banks a fee (the "Letter of Credit Fee") charged at a rate per annum equal to the Applicable Margin in effect for Loans under the Revolving Credit Euro-Rate Option (such rate shall be computed on the basis of a year of 360 days and actual days elapsed and shall change at the time of any change in the Applicable Margin) on the daily average Letters of Credit Outstanding for the applicable period of determination of the Letter of Credit Fee and payable quarterly in arrears commencing with the last Business Day of each March, June, September and December following issuance of each Letter of Credit and on the Expiration Date. The Borrower shall also pay to the Issuing Bank for the Issuing Bank's sole account the Issuing Bank's then in effect customary fees and administrative expenses payable with respect to the Letters of Credit as the Issuing Bank may generally charge or incur from time to time in connection with the issuance, maintenance, modification (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.

               2.6.3     Disbursements, Reimbursement.

                    2.6.3.1   Immediately upon the issuance of
each Letter of Credit, each Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Bank's Ratable Share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.

                    2.6.3.2   In the event of any request for
a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Bank will promptly notify the Borrower. The Borrower shall reimburse (such obligation to reimburse the Issuing Bank shall sometimes be referred to as a "Reimbursement Obligation") the Issuing Bank prior to 12:00 noon, Pittsburgh time on each date that an amount is paid by the Issuing Bank under any Letter of Credit (each such date, an "Drawing Date") in an amount equal to the amount so paid by the Issuing Bank. In the event the Borrower fails to reimburse the Issuing Bank for the full amount of any drawing under any Letter of Credit by 12:00 noon, Pittsburgh time, on the Drawing Date, the Issuing Bank will promptly notify each Bank thereof, and the Borrower shall be deemed to have requested that Revolving Credit Loans be made by the Banks under the Base Rate Option to be disbursed on the Drawing
Date under such Letter of Credit, subject to the amount of the unutilized portion of the Revolving Credit Commitment and subject to the conditions set forth in Section 7.2 other than any notice requirements. Any notice given by the Issuing Bank pursuant to this Section 2.6.3.2 may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

                    2.6.3.3   Each Bank shall upon any notice
pursuant to Section 2.6.3.2 make available to the Issuing Bank an amount in immediately available funds equal to its Ratable Share of the amount of the drawing, whereupon the participating Banks shall (subject to Section 2.6.3.4) each be deemed to have made a Revolving Credit Loan under the Base Rate Option to the Borrower in that amount. If any Bank so notified fails to make available to the Issuing Bank for the account of the Issuing Bank the amount of such Bank's Ratable Share of such amount by no later than 2:00 p.m., Pittsburgh time on the Drawing Date, then interest shall accrue on such Bank's obligation to make such payment, from the Drawing Date to the date on which such Bank makes such payment, at a rate per annum equal to the Federal
Funds Rate in effect from time to time during such period. The Issuing Bank will promptly give notice of the occurrence of the Drawing Date, but failure of the Issuing Bank to give any such notice on the Drawing Date or in sufficient time to enable any Bank to effect such payment on such date shall not relieve such Bank from its obligation under this Section 2.6.3.3.

                    2.6.3.4   With respect to any unreimbursed
drawing that is not converted into Revolving Credit Loans under the Base Rate Option to the Borrower in whole or in part as contemplated by Section 2.6.3.2, because of the Borrower's failure to satisfy the conditions set forth in Section 7.2 other than any notice requirements or for any other reason, the Borrower shall be deemed to have incurred from the Issuing Bank a Letter of Credit Borrowing in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Revolving Credit Loans under the Base Rate Option. Each Bank's payment to the Issuing Bank pursuant to
Section 2.6.3.3 shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a Participation Advance from such Bank in satisfaction of its participation obligation under this Section 2.6.3.

               2.6.4     Repayment of Participation Advances.

                    2.6.4.1 Upon (and only upon) receipt by the Issuing Bank for its account of immediately available funds from the Borrower (i) in reimbursement of any payment made by the Issuing Bank under the Letter of Credit with respect to which any Bank has made a Participation Advance to the Issuing Bank, or (ii) in payment of interest on such a payment made by the Issuing Bank under such a Letter of Credit, the Issuing Bank will pay to each Bank, in the same funds as those received by the Issuing Bank, the amount of such Bank's Ratable Share of such funds, except the Issuing Bank shall retain the amount of the Ratable Share of such funds of any Bank that did not make a Participation Advance in respect of such payment by Issuing Bank.

                    2.6.4.2   If the Issuing Bank is required at
any time to return to any Loan Party, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by any Loan Party to the Issuing Bank pursuant to Section 2.6.4.1 in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Bank shall, on demand of the Issuing Bank, forthwith return to the Issuing Bank the amount of its Ratable Share of any amounts so returned by the Issuing Bank plus interest thereon from the date such demand is made to the date such amounts are returned by such Bank to the Issuing Bank, at a rate per annum equal to the Federal Funds Rate in effect from time to time.

               2.6.5     Documentation.

               Each Loan Party agrees to be bound by the terms of the Issuing Bank's application and reimbursement agreement and any other agreement for letters of credit and the Issuing Bank's written regulations and customary practices relating to letters of credit, though such interpretation may be different from the such Loan Party's own. In the event of a conflict between such application, reimbursement agreement or other agreement (but not the Letter of Credit) and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct, the Issuing Bank shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Loan Party's instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

               2.6.6     Determinations to Honor Drawing Requests.

               In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Issuing Bank shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

               2.6.7     Nature of Participation and Reimbursement
                         Obligations.

               Each Bank's obligation in accordance with this Agreement to make the Revolving Credit Loans or Participation Advances, as contemplated by Section 2.6.3, as a result of a drawing under a Letter of Credit, and the Obligations of the Borrower to reimburse the Issuing Bank upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this
Section 2.6 under all circumstances, including the following circumstances:

                      (i)  any set-off, counterclaim, recoupment,
defense or other right which such Bank may have against the Issuing Bank, the Borrower or any other Person for any reason whatsoever;

                      (ii) the failure of any Loan Party or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in Section 2.1, 2.4 or
7.2 or as otherwise set forth in this Agreement for the making of a Revolving Credit Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Banks to make Participation Advances under Section 2.6.3;

                      (iii)     any lack of validity or
enforceability of any Letter of Credit;

                      (iv) the existence of any claim, set-off, defense or other right which any Loan Party or any Bank may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), the Issuing Bank or any Bank or any other Person or, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party or Subsidiaries of a Loan Party and the beneficiary for which any Letter of Credit was procured);

                      (v)  any draft, demand, certificate or
other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect even if the Issuing Bank has been notified thereof;

                      (vi) payment by the Issuing Bank under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

                      (vii) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party or Subsidiaries of a Loan Party;

                      (viii) any breach of this Agreement or any other Loan Document by any party thereto;

                      (ix) the occurrence or continuance of an Insolvency Proceeding with respect to any Loan Party;

                      (x)  the fact that an Event of Default or a
Potential Default shall have occurred and be continuing;

                      (xi) the fact that the Expiration Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated; and

                      (xii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; provided that each Bank's igation to make Revolving Credit Loans under Section
2.6.3.3 is subject to the conditions set forth in Section 7.2.

               2.6.8     Indemnity.

               In addition to amounts payable as provided in
Section 10.5, the Borrower hereby agrees to protect, indemnify, pay and save harmless the Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which the Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit, other than as a result of (A) the gross negligence or willful misconduct of the Issuing Bank as determined by a final judgment of a court of competent jurisdiction or (B) subject to the following clause (ii), the wrongful dishonor by the Issuing Bank of a proper demand for payment made under any Letter of Credit, or (ii) the failure of the Issuing Bank to honor a drawing under any such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions herein called "Governmental Acts").

               2.6.9     Liability for Acts and Omissions.

               As between any Loan Party and the Issuing Bank, such Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Issuing Bank shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof;
(vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Bank, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Bank's rights or powers hereunder.

               In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the Issuing Bank under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put the Issuing Bank under any resulting liability to the Borrower or any Bank.

               2.6.10    Duties of Issuing Bank.

               Nothing contained in this Section 2.6 shall be deemed to release the Issuing Bank from its duty to comply with the terms of a Letter of Credit (excluding to the extent of any conflict with this Agreement the application for such Letter of Credit, any reimbursement agreement or other agreement related thereto) under applicable Law and such Letter of Credit.


                  3.   REDUCTION IN COMMITMENTS

     The Borrower shall have the right at any time and from time to time upon five (5) Business Days' prior written notice to the Agent to permanently reduce, in a minimum amount of $5,000,000 and whole multiples of $1,000,000, or terminate the Revolving Credit Commitment without penalty or premium, except as hereinafter set forth, provided that any such reduction or termination shall be accompanied by (a) the payment in full of any Facility Fee then accrued on the amount of such reduction or termination and (b) prepayment of the Revolving Credit Notes and also if necessary the Swing Note, together with the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 5.5 hereof), to the extent that the aggregate amount of the sum of the Revolving Facility Usage and the Bid Loans thereof then outstanding exceeds the Revolving Credit Commitment as so reduced or terminated. From the effective date of any such reduction or termination the obligations of Borrower to pay the Facility Fee pursuant to
Section 2.3 shall correspondingly be reduced or cease.


                       4.   INTEREST RATES

          4.1  Interest Rate Options.

          The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Committed Loans as selected by it from the Interest Rate Options set forth below applicable to the Revolving Credit Loans or Swing Loans, it being understood that, subject to the provisions of this Agreement, the Borrower may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Revolving Credit Loans or Swing Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Revolving Credit Loans or Swing Loans comprising any Borrowing Tranche, provided that there shall not be at any one time outstanding more than six (6) Borrowing Tranches in the aggregate among all of the Loans. If at any time the designated rate applicable to any Revolving Credit Loan or Swing Loan made by any Bank exceeds such Bank's highest lawful rate, the rate of interest on such Bank's Loan shall be limited to such Bank's highest lawful rate.

               4.1.1     Revolving Credit Interest Rate Options.

               The Borrower shall have the right to select from the following Interest Rate Options applicable to the Revolving
Credit Loans (but not the Swing Loans):

                      (i)  Revolving Credit Base Rate Option:
A fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate;

                      (ii) Revolving Credit Euro-Rate Option:
A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Euro-Rate plus the Applicable Margin; or

               4.1.2     Swing Loan Interest Rate Option.

               The Borrower shall have the right to select from the following Interest Rate Options applicable to the Swing Loans

                      (i)  Swing Loan Federal Funds Rate Option:
A fluctuating rate per annum (computed on the basis of a year of 360 days, as the case may be, and actual days elapsed) equal to the Federal Funds Rate plus .75% per annum, such interest rate to change automatically from time to time effective as of the effective date of each change in the Federal Funds Rate.

                      (ii) Swing Loan Negotiated Rate Option.
A fixed rate per annum (computed on the basis of a year of 360 days and actual days elapsed) as quoted by the Agent to the Borrower on or before 9:30 a.m. on the Borrowing Date.

          4.2  Revolving Credit Interest Periods.

          At any time when the Borrower shall select, convert to or renew a Revolving Credit Euro-Rate Option, the Borrower shall notify the Agent thereof at least three (3) Business Days prior to the effective date of such Revolving Credit Euro-Rate Option by delivering a Revolving Credit Loan Request. The notice shall specify an interest period (the "Revolving Credit Interest Period") during which such Interest Rate Option shall apply, such Revolving Credit Interest Period to be one, two, three or six Months. Notwithstanding the preceding sentence, the following provisions shall apply to any selection of, renewal of, or conversion to a Revolving Credit Euro-Rate Option:

               4.2.1     Ending Date and Business Day.

               any Euro-Rate Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Euro-Rate Interest Period shall end on the next preceding Business Day;

               4.2.2     Amount of Borrowing Tranche.

               each Borrowing Tranche of Loans under the Revolving Credit Euro-Rate Option shall be in integral multiples of $500,000 and not less than $2,500,000;

               4.2.3     Termination Before Expiration Date.

               the Borrower shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Expiration Date; and

               4.2.4     Renewals.

               in the case of the renewal of a Revolving Credit Euro-Rate Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.

          4.3  Interest After Default.

          To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived:

               4.3.1     Letter of Credit Fees, Interest Rate.

               the Letter of Credit Fees and the rate of interest for each Loan otherwise applicable pursuant to Section 2.6 or
Section 4.1 or otherwise applicable under this Agreement, shall be increased by 2% per annum; and

               4.3.2     Other Obligations.

               each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable under the Revolving Credit Base Rate Option plus an additional 2% per annum from the time such Obligation becomes due and payable and until it is paid in full.

          4.4 Euro-Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available.

               4.4.1     Unascertainable.

               If on any date on which a Euro-Rate would otherwise be determined with respect to Committed Loans or Bid
Loans, the Agent shall have determined that:

                      (i)  adequate and reasonable means do not
exist for ascertaining such Euro-Rate, or

                      (ii) a contingency has occurred which
materially and adversely affects the secondary market for negotiable certificates of deposit maintained by dealers of recognized standing relating to the London interbank eurodollar market relating to the Euro-Rate; the Agent shall have the rights specified in Section 4.4.3.

               4.4.2     Illegality; Increased Costs; Deposits Not Available.

               If at any time any Bank shall have determined that:

                      (i) the making, maintenance or funding of any Loan to which a Euro-Rate Option applies has been made impracticable or unlawful by compliance by such Bank in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or

                      (ii) such Euro-Rate Option will not adequately and fairly reflect the cost to such Bank of the establishment or maintenance of any such Loan, or

                      (iii) after making all reasonable efforts, deposits of the relevant amount in Dollars for the relevant Interest Period for a Loan to which a Euro-Rate Option applies, respectively, are not available to such Bank with respect to such Loan, in the London interbank market, then the Agent shall have the rights specified in
Section 4.4.3.

               4.4.3     Agent's and Bank's Rights.

               In the case of any event specified in
Section 4.4.1 above, the Agent shall promptly so notify the Banks and the Borrower thereof, and in the case of an event specified in Section 4.4.2 above, such Bank shall promptly so notify the Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Agent shall promptly send copies of such notice and certificate and the Borrower. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of
(A) the Banks, in the case of such notice given by the Agent, or
(B) such Bank, in the case of such notice given by such Bank, to allow the Borrower to select, convert to or renew a Euro-Rate Option shall be suspended until the Agent shall have later notified the Borrower, or such Bank shall have later notified the Agent, of the Agent's or such Bank's, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist. If at any time the Agent makes a determination under Section 4.4.1 and the Borrower has previously notified the Agent of its selection of, conversion to or renewal of a Euro-Rate Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for the termination of Borrower's Bid Loan request (without penalty) for such Loans if the Borrower has requested Bid Loans under the Bid Loan Euro-Rate Option and for the selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans if the Borrower has requested the Revolving Credit Euro-Rate Option. If any Bank notifies the Agent of a determination under Section 4.4.2, the Borrower shall, subject to the Borrower's indemnification Obligations under Section 5.5.2, as to any Loan of the Bank to which a Euro-Rate Option applies, on the date specified in such notice either convert such Loan to the Base Rate Option otherwise available with respect to such Loan or prepay such Loan in accordance with Section 5.4. Absent due notice from the Borrower of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date.

          4.5  Selection of Interest Rate Options.

          If the Borrower fails to select a new Interest Period to apply to any Borrowing Tranche of Loans under the Revolving Credit Euro-Rate Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 4.2, the Borrower shall be deemed to have converted such Borrowing Tranche to the Base Rate Option, as applicable, commencing upon the last day of the existing Interest Period.


                          5.   PAYMENTS

          5.1  Payments.

          All payments and prepayments to be made in respect of principal, interest, Facility Fees, Bid Loan Processing Fee, Letter of Credit Fees, Agent's Fee or other fees or amounts due from the Borrower hereunder shall be payable prior to 1:00 p.m. (except that payments of principal of the Loans under the Base Rate Option shall be payable prior to 12:00 Noon), Pittsburgh time, on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Agent at the Principal Office for the account of PNC Bank with respect to the Swing Loans and for the ratable accounts of the Banks with respect to the Revolving Credit Loans and for the account of the lending Bank with respect to the Bid Loans, in U.S. Dollars and in immediately available funds, and the Agent shall promptly distribute such amounts to the Banks in immediately available funds, provided that in the event payments are received by the time set forth above by the Agent with respect to the Loans and such payments are not distributed to the Banks on the same day received by the Agent, the Agent shall pay the Banks the Federal Funds Rate with respect to the amount of such payments for each day held by the Agent and not distributed to the Banks. The Agent's and each Bank's statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement.

          5.2  Pro Rata Treatment of Banks.

          Each borrowing of Revolving Credit Loans shall be allocated to each Bank according to its Ratable Share (irrespective of the amount of Bid Loans outstanding), and each selection of, conversion to or renewal of any Interest Rate Option applicable to Revolving Credit Loans and each payment or prepayment by the Borrower with respect to principal or interest on the Revolving Credit Loans or Facility Fees, Letter of Credit Fees, or other fees (except for the Agent's Fee and the Bid Loan Processing Fee) or amounts due from the Borrower hereunder to the Banks with respect to the Revolving Credit Loans shall (except as provided in Section 4.4.3 in the case of an event specified in
Section 4.4 [Euro-Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available], 5.4 [Voluntary Prepayments] or
5.5 [Additional Compensation in Certain Circumstances]) be made in proportion to the applicable Revolving Credit Loans outstanding from each Bank and, if no such Loans are then outstanding, in proportion to the Ratable Share of each Bank. Each borrowing of a Bid Loan shall be made according to the provisions in Section 2.5 hereof and each payment or prepayment by the Borrower of principal, interest, fees or other amounts from the Borrower with respect to Bid Loans shall be to made to the Banks (except as provided in Section 5.5) in proportion to the amounts of such items due to such Banks. Each borrowing or payment or prepayment by the Borrower of principal, interest, fees or other amounts from the Borrower with respect to Swing Loans shall be made by or to PNC Bank according to Section 2.

          5.3  Interest Payment Dates.

          Interest on Loans to which the Base Rate Option, Federal Funds Rate Option and Negotiated Rate Option applies shall be due and payable in arrears on the last Business Day of each March, June, September and December after the date hereof and on the Expiration Date or upon acceleration of the Notes. Interest on Revolving Credit Loans to which the Euro-Rate Option applies shall be due and payable on the last day of each Interest Period for those Loans and, if such Interest Period is longer than three (3) Months, also on the 90th day of such Interest Period. Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated maturity date, upon acceleration or otherwise).

          5.4  Voluntary Prepayments.

               5.4.1     Right to Prepay.

               The Borrower shall have the right at its option from time to time to prepay the Committed Loans in whole or part without premium or penalty (except as provided in Section 5.4.2 below or in Section 5.5):

                      (i)  at any time with respect to any Loan
to which the Base Rate Option applies,

                      (ii) on the last day of the applicable
Interest Period with respect to Revolving Credit Loans to which a Euro-Rate Option applies, or

                      (iii) on the date specified in a notice
by any Bank pursuant to Section 4.4 [Euro-Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available] with respect to any Revolving Credit Loan to which a Euro-Rate Option applies.

               Whenever the Borrower desires to prepay any part of the Committed Loans, it shall provide a prepayment notice to the Agent at least one (1) Business Day prior to the date of prepayment of the Revolving Credit Loans to which the Euro-Rate Option applies or no later than 12:00 Noon Pittsburgh time on the date of prepayment of Swing Loans or Revolving Credit Loans to which the Base Rate Option applies, setting forth the following information:

               (x) the date, which shall be a Business Day, on which the proposed prepayment is to be made;

               (y) a statement indicating the application of the prepayment between the Swing Loans and Revolving Credit
          Loans; and

               (z)  the total principal amount of such
          prepayment, which shall not be less than $500,000 for any Swing Loan, $1,000,000 for any Revolving Credit
          Loan to which the Base Rate Option Applies or
          $2,500,000 for any Revolving Credit Loan to which the Euro-Rate Option applies.

               All prepayment notices shall be irrevocable. The principal amount of the Committed Loans for which a prepayment notice is given, together with interest on such principal amount except with respect to Committed Loans to which the Base Rate Option applies, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. Except as provided in Section 4.4.3, if the Borrower prepays a Committed Loan but fails to specify the applicable Borrowing Tranche which the Borrower is prepaying, the prepayment shall be applied first to Committed Loans to which the Base Rate Option applies, then to Committed Loans to which the Revolving Credit Euro-Rate Option applies. Any prepayment hereunder shall be subject to the Borrower's Obligation to indemnify the Banks under Section 5.5.2.

               5.4.2     Replacement of a Bank.

               In the event any Bank (i) gives notice under
Section 4.4 or Section 5.5.1, (ii) does not fund Revolving Credit Loans or Bid Loans because the making of such Loans would contravene any Law applicable to such Bank, (iii) does not approve any action as to which consent of the Required Banks is requested by the Borrower and obtained hereunder, or (iv) becomes subject to the control of an Official Body (other than normal and customary supervision), then the Borrower shall have the right at its option, with the consent of the Agent, which shall not be unreasonably withheld, to prepay the Loans of such Bank in whole, together with all interest accrued thereon, and terminate such Bank's Commitment within ninety (90) days after (w) receipt of such Bank's notice under Section 4.4 or 5.5.1, (x) the date such Bank has failed to fund Revolving Credit Loans or Bid Loans because the making of such Loans would contravene Law applicable to such Bank, (y) the date of obtaining the consent which such Bank has not approved, or (z) the date such Bank became subject to the control of an Official Body, as applicable; provided that the Borrower shall also pay to such Bank at the time of such prepayment any amounts required under Section 5.5 and any accrued interest due on such amount and any related fees; provided, however, that the Commitment and any Bid Loan of such Bank shall be provided by one or more of the remaining Banks or a replacement bank acceptable to the Agent; provided, further, the remaining Banks shall have no obligation hereunder to increase their Commitments or provide the Bid Loan of such Bank. Notwithstanding the foregoing, the Agent may only be replaced subject to the requirements of Section 10.14 and provided that all Letters of Credit have expired or been terminated or replaced.

               5.4.3     Change of Lending Office.

               Each Bank agrees that upon the occurrence of any event giving rise to increased costs or other special payments under Sections 4.4.2 [Illegality, etc.] or 5.5.1 [Increased Costs, etc.] with respect to such Bank, it will if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Bank) to designate another lending office for any Loans or Letters of Credit affected by such event, provided that such designation is made on such terms that such Bank and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing is this Section 5.4.3 shall affect or postpone any of the Obligations of the Borrower or any other Loan Party or the rights of the Agent or any Bank provided in this Agreement.

          5.5  Additional Compensation in Certain Circumstances.

               5.5.1     Increased Costs or Reduced Return
Resulting From Taxes, Reserves, Capital Adequacy Requirements,
Expenses, Etc.

               If any Law, guideline or interpretation or any change in any Law, guideline or interpretation or application thereof by any Official Body charged with the interpretation or administration thereof or compliance with any request or directive (whether or not having the force of Law) of any central bank or other Official Body:

                      (i)  subjects any Bank to any tax or changes
the basis of taxation with respect to this Agreement, the Notes, the Committed Loans or the Bid Loans or payments by the Borrower of principal, interest, Facility Fees, or other amounts due from the Borrower hereunder or under the Notes (except for taxes on the overall net income of such Bank),

                      (ii) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against credits or commitments to extend credit extended by, or assets (funded or contingent) of, deposits with or for the account of, or other acquisitions of funds by, any Bank, or

                      (iii)  imposes, modifies or deems applicable
any capital adequacy or similar requirement (A) against assets (funded or contingent) of, or letters of credit, other credits or commitments to extend credit extended by, any Bank, or (B) otherwise applicable to the obligations of any Bank under this Agreement, and the result of any of the foregoing is to increase the cost to, reduce the income receivable by, or impose any expense (including loss of margin) upon any Bank with respect to this Agreement, the Notes or the making, maintenance or funding of any part of the Committed Loans or the Bid Loans (or, in the case of any capital adequacy or similar requirement, to have the effect of reducing the rate of return on any Bank's capital, taking into consideration such Bank's customary policies with respect to capital adequacy) by an amount which such Bank in its sole discretion deems to be material, such Bank shall from time to time notify the Borrower and the Agent of the amount determined in good faith (using any averaging and attribution methods employed in good faith) by such Bank to be necessary to compensate such Bank for such increase in cost, reduction of income, additional expense or reduced rate of return.
Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to such Bank ten (10) Business Days after such notice is given.

               5.5.2     Indemnity.

               In addition to the compensation required by
Section 5.5.1, the Borrower shall indemnify each Bank against all liabilities, losses or expenses (including loss of margin, any loss or expense incurred in liquidating or employing deposits from third parties and any loss or expense incurred in connection with funds acquired by a Bank to fund or maintain Loans subject to a Euro-Rate Option, or the Bid Loan Fixed Rate Option) which such Bank sustains or incurs as a consequence of any

                      (i)  payment, prepayment, conversion or
renewal of any Loan to which a Euro-Rate Option or the Bid Loan Fixed Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due),

                      (ii) attempt by the Borrower to revoke
(expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.4, Section
2.5 or Section 4.2 or notice relating to prepayments under
Section 5.4, or

                      (iii) default by the Borrower in the
performance or observance of any covenant or condition contained in this Agreement or any other Loan Document, including any failure of the Borrower to pay when due (by acceleration or otherwise) any principal of or interest on the Committed Loans or the Bid Loans, Facility Fee or any other amount due hereunder; or

                       (iv) payment or prepayment of any
Bid Loan on a day other than the maturity date thereof
(whether or not such payment or prepayment is mandatory or voluntary).

If any Bank sustains or incurs any such loss or expense, it shall from time to time notify the Borrower of the amount determined in good faith by such Bank (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Bank shall deem reasonable) to be necessary to indemnify such Bank for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to such Bank ten (10) Business Days after such notice is given.

          5.6  Settlement Date Procedures.

          In order to minimize the transfer of funds between the Banks and the Agent, the Borrower may borrow, repay and reborrow Swing Loans and PNC Bank may make Swing Loans as provided in
Section 2.1.2 hereof during the period between Settlement Dates. On the Business Day preceding each Settlement Date and at the Agent's Option on any other Business Day which the Agent selects, the Agent shall notify each Bank of its Ratable Share of the total of the Revolving Credit Loans and the Swing Loans (each a "Required Share") as of the close of business on such day. Prior to 1:00 p.m. Pittsburgh time on the following Business Day (which shall be the Settlement Date in the case of a notice on the Business Day preceding a Settlement Date), each Bank shall pay to the Agent the amount equal to the positive difference between its Required Share and its Revolving Credit Loans, and the Agent shall pay to each Bank an amount equal to the negative difference (if any) between its Required Share and its Revolving Credit Loans. Upon any settlement described in the preceding sentence all outstanding Swing Loans shall be repaid and new Revolving Credit Loans under the Base Rate Option shall be made in like amount. These settlement procedures are established solely as a matter of administrative convenience, and nothing contained in this Section 5.6 shall relieve the Banks of their obligations to fund Revolving Credit Loans on dates other than a Settlement Date pursuant to Section 2.1.2.


               6.   REPRESENTATIONS AND WARRANTIES

          6.1  Representations and Warranties.

          The Loan Parties, jointly and severally, represent and warrant to the Agent and each of the Banks as follows:

               6.1.1     Organization and Qualification.

               Each Loan Party and each Subsidiary of each Loan Party is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization (subject to Section 6.2). Each Loan Party and each Subsidiary of each Loan Party has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct. Each Loan Party and each Subsidiary of each Loan Party is duly licensed or qualified and in good standing in each jurisdiction listed on Schedule 6.1.1 and in all other jurisdictions where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary. The foregoing warranty is subject to Section 8.2.6 after the Closing Date.

               6.1.2     Subsidiaries.

               Schedules 6.1.1 and 6.1.2 (subject to Section 6.2)state the name of each of the Borrower's Subsidiaries, its jurisdiction of incorporation, its authorized capital stock, the issued and outstanding shares (referred to herein as the "Subsidiary Shares") and the owners thereof if it is a corporation, its outstanding partnership interests (the "Partnership Interests") if it is a partnership and its outstanding limited liability company interests, interests assigned to managers thereof and the voting rights associated therewith (the "LLC Interests") if it is a limited liability company. The Borrower and each Subsidiary of the Borrower has good and marketable title to all of the Subsidiary Shares, Partnership Interests and LLC Interests it purports to own, free and clear in each case of any Lien. All Subsidiary Shares, Partnership Interests and LLC Interests have been validly issued, and all Subsidiary Shares are fully paid and nonassessable. All capital contributions and other consideration required to be made or paid in connection with the issuance of the Partnership Interests and LLC Interests have been made or paid, as the case may be. There are no options, warrants or other rights outstanding to purchase any such Subsidiary Shares, Partnership Interests or LLC Interests except as indicated on Schedule 6.1.2 (subject to Section 6.2).

               6.1.3     Power and Authority.

               Each Loan Party has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part.

               6.1.4     Validity and Binding Effect.

               This Agreement has been duly and validly executed and delivered by each Loan Party, and each other Loan Document which any Loan Party is required to execute and deliver on or after the date hereof will have been duly executed and delivered by such Loan Party on the required date of delivery of such Loan Document. This Agreement and each other Loan Document constitutes, or will constitute, legal, valid and binding obligations of each Loan Party which is or will be a party thereto on and after its date of delivery thereof, enforceable against such Loan Party in accordance with its terms, except to the extent that enforceability of any of such Loan Document may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors' rights generally or limiting the right of specific performance.

               6.1.5     No Conflict.

               Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Loan Party or (ii) any Law or any agreement material to the Borrower and its Subsidiaries taken as a whole or instrument or order, writ, judgment, injunction or decree to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party or any of its Subsidiaries (other than Liens granted under the Loan Documents).

               6.1.6     Litigation.

               There are no actions, suits, proceedings or investigations pending or, to the knowledge of any Loan Party, threatened against such Loan Party or any Subsidiary of such Loan Party at law or equity before any Official Body which individually or in the aggregate may result in any Material Adverse Change. None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of any order, writ, injunction or any decree of any Official Body which may result in any Material Adverse Change.

               6.1.7     Title to Properties.

               The real property owned or leased by each Loan Party and each Subsidiary of each Loan Party on the date hereof (excluding facilities which a Loan Party or Subsidiary of a Loan Party leases as lessee and subleases as the lessor and which such Loan Party or Subsidiary does not operate) and is described on
Schedule 6.1.7 (subject to Section 6.2). Each Loan Party and each Subsidiary of each Loan Party has good and marketable title to or valid leasehold interest in all material properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances except Permitted Liens, and subject to the terms and conditions of the applicable leases.
All leases of property are in full force and effect in all material respects without the necessity for any consent which has not previously been obtained upon consummation of the transactions contemplated hereby.

               6.1.8     Financial Statements.

                      (i)  Historical Statements.  The Borrower
has delivered to the Agent copies of its audited consolidated financial statements for its fiscal years ending on or about December 30, 1995, December 31, 1994 or January 1, 1994 (the "Annual Statements"). In addition, the Borrower has delivered to the Agent copies of its unaudited consolidated interim financial statements for the fiscal year to date and as of the end of the fiscal quarter ended September 28, 1996
(the "Interim Statements") (the Annual and Interim Statements being collectively referred to as the "Historical Statements"). The Historical Statements were compiled from the books and records maintained by the Borrower's management, are correct and complete and fairly represent the consolidated financial condition of the Borrower and its Subsidiaries as of their dates and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied, subject (in the case of the Interim Statements) to normal year-end audit adjustments.

                      (ii) Accuracy of Financial Statements.
Neither the Borrower nor any Subsidiary of the Borrower has any liabilities, contingent or otherwise, or forward or long-term commitments, which in the case of any of the foregoing are required under GAAP to be disclosed in the Historical Statements or in the notes thereto and are not so disclosed, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of the Borrower or any Subsidiary of the Borrower which may cause a Material Adverse Change. Since December 30, 1995, no Material
Adverse Change has occurred.

               6.1.9     Use of Proceeds; Margin Stock.

               The Loan Parties intend to use the proceeds of the Loans in accordance with Section 8.1.10. None of the Loan Parties or any Subsidiaries of any Loan Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U). No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or to refund Indebtedness originally incurred for such purpose, or for any purpose which entails a violation of or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System. None of the Loan Parties or any Subsidiary of any Loan Party holds or intends to hold margin stock in such amounts that more than 25% of the reasonable value of the assets of any Loan Party or Subsidiary of any Loan Party are or will be represented by margin stock.

               6.1.10    Full Disclosure.

               Neither this Agreement nor any other Loan
Document, nor any certificate, statement, agreement or other documents furnished to the Agent or any Bank in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading. There is no fact known to any Loan Party which materially adversely affects the business, property, assets, financial condition, results of operations or prospects of any Material Subsidiary or the Borrower and its Subsidiaries taken as a whole which has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Agent and the Banks prior to or at the date hereof in connection with the transactions contemplated hereby.

               6.1.11    Taxes.

               All federal, state, local and other tax returns required to have been filed with respect to each Loan Party and each Subsidiary of each Loan Party have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made. There are no agreements or waivers extending the statutory period of limitations applicable to any federal income tax return of any Loan Party or Subsidiary of any Loan Party for any period.

               6.1.12    Consents and Approvals.

               No consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other Loan Documents by any Loan Party, except as listed on Schedule 6.1.12, all of which shall have been obtained or made on or prior to the Closing Date except as otherwise indicated on Schedule 6.1.12.

               6.1.13    No Event of Default; Compliance with
                         Instruments.

               No event has occurred and is continuing and no condition exists or will exist after giving effect to the borrowings or other extensions of credit to be made on the Closing Date under or pursuant to the Loan Documents which constitutes an Event of Default or Potential Default. None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of (i) any term of its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents or (ii) any material agreement or instrument to which it is a party or by which it or any of its properties may be subject or bound where such violation would constitute a Material Adverse Change.

               6.1.14    Patents, Trademarks, Copyrights, Licenses, Etc.

               Each Loan Party and each Subsidiary of each Loan Party owns or possesses all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Loan Party or Subsidiary, without known possible, alleged or actual conflict with the rights of others, except for conflicts which could not result in a Material Adverse Change.

               6.1.15    Insurance.

               All insurance policies and other bonds to which each Loan Party or Subsidiary of any Loan Party is a party, are valid and in full force and effect. No notice has been given or claim made and no grounds exist to cancel or avoid any of such policies or bonds or to reduce the coverage provided thereby. Such policies and bonds provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each Loan Party and each Subsidiary of each Loan Party in accordance with prudent business practice in the industry of the Loan Parties and their Subsidiaries.

               6.1.16    Compliance with Laws.

               The Loan Parties and their Subsidiaries are in compliance in all material respects with all applicable Laws (other than Environmental Laws which are specifically addressed in Section 6.1.21) in all jurisdictions in which any Loan Party or Subsidiary of any Loan Party is presently or will be doing business except where the failure to do so would not constitute a Material Adverse Change.

               6.1.17    Material Contracts; Burdensome Restrictions.

               All contracts material to the Loan Parties and their Subsidiaries taken as a whole relating to the business operations of each Loan Party and each Subsidiary of any Loan Party, including all employee benefit plans and Labor Contracts are valid, binding and enforceable upon such Loan Party or Subsidiary and each of the other parties thereto in accordance with their respective terms, and there is no default thereunder, to the Loan Parties' knowledge, with respect to parties other than such Loan Party or Subsidiary. None of the Loan Parties or their Subsidiaries is bound by any contractual obligation, or subject to any restriction in any organization document, or any requirement of Law which could result in a Material Adverse Change.

               6.1.18    Investment Companies; Regulated Entities.

               None of the Loan Parties or any Subsidiaries of any Loan Party is an "investment company" registered or required to be registered under the Investment Company Act of 1940 or under the "control" of an "investment company" as such terms are defined in the Investment Company Act of 1940 and shall not become such an "investment company" or under such "control."
None of the Loan Parties or any Subsidiaries of any Loan Party is subject to any other Federal state statute or regulation limiting its ability to incur Indebtedness for borrowed money.

               6.1.19    Plans and Benefit Arrangements.

               Except as set forth on Schedule 6.1.19:

                      (i)  The Borrower and each other member of
the ERISA Group are in compliance in all material respects with any applicable provisions of ERISA with respect to all Benefit Arrangements, Plans and Multiemployer Plans. There has been no Prohibited Transaction with respect to any Benefit Arrangement or any Plan or, to the best knowledge of the Borrower, with respect to any Multiemployer Plan or Multiple Employer Plan, which could result in any material liability of the Borrower or any other member of the ERISA Group. The Borrower and all other members of the ERISA Group have made when due any and all payments required to be made under any agreement relating to a Multiemployer Plan or a Multiple Employer Plan or any Law pertaining thereto. With respect to each Plan and Multiemployer Plan, the Borrower and each other member of the ERISA Group
(i) have fulfilled in all material respects their obligations under the minimum funding standards of ERISA, (ii) have not incurred any liability to the PBGC, and (iii) have not had asserted against them any penalty for failure to fulfill the minimum funding requirements of ERISA.

                      (ii) To the best of the Borrower's
knowledge, each Multiemployer Plan and Multiple Employer Plan is able to pay benefits thereunder when due.

                      (iii) Neither the Borrower nor any other member of the ERISA Group has instituted or intends to institute proceedings to terminate any Plan.

                      (iv) No event requiring notice to the
PBGC under Section 302(f)(4)(A) of ERISA has occurred or is reasonably expected to occur with respect to any Plan, and no amendment with respect to which security is required under
Section 307 of ERISA has been made or is reasonably expected to be made to any Plan.

                      (v)  The aggregate actuarial present
value of all benefit liabilities (whether or not vested) under each Plan, determined on a plan termination basis, as disclosed in, and as of the date of, the most recent actuarial report for such Plan, does not exceed the aggregate fair market value of the assets of such Plan.

                      (vi) Neither the Borrower nor any other
member of the ERISA Group has incurred or reasonably expects to incur any material withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. Neither the Borrower nor any other member of the ERISA Group has been notified by any Multiemployer Plan or Multiple Employer Plan that such Multiemployer Plan or Multiple Employer Plan has been terminated within the meaning of Title IV of ERISA and, to the best knowledge of the Borrower, no Multiemployer Plan or Multiple Employer Plan is reasonably expected to be reorganized or terminated, within the meaning of Title IV of ERISA.

                      (vii)     To the extent that any Benefit
Arrangement is insured, the Borrower and all other members of the ERISA Group have paid when due all premiums required to be paid for all periods through the Closing Date. To the extent that any Benefit Arrangement is funded other than with insurance, the Borrower and all other members of the ERISA Group have made when due all contributions required to be paid for all periods through the Closing Date.

                      (viii)    All Plans, Benefit Arrangements
and Multiemployer Plans have been administered in accordance with their terms and applicable Law.

               6.1.20    Employment Matters.

               Each of the Loan Parties and each of their Subsidiaries is in compliance with the Labor Contracts and all applicable federal, state and local labor and employment Laws including those related to equal employment opportunity and affirmative action, labor relations, minimum wage, overtime, child labor, medical insurance continuation, worker adjustment and relocation notices, immigration controls and worker and unemployment compensation, in each case where the failure to comply would constitute a Material Adverse Change. There are no outstanding grievances, arbitration awards or appeals therefrom arising out of the Labor Contracts or current or threatened strikes, picketing, handbilling or other work stoppages or slowdowns at facilities of any of the Loan Parties or any of their Subsidiaries which in any case would constitute a Material Adverse Change.

               6.1.21    Environmental Matters.

               Except as disclosed on Schedule 6.1.21 and except as are not or could not result individually or in the aggregate in a Material Adverse Change:

                      (i)  None of the Loan Parties or any
Subsidiaries of any Loan Party has received any Environmental Complaint from any Official Body or private Person alleging that such Loan Party or Subsidiary or any prior or subsequent owner of any of the Property is a potentially responsible party under the Comprehensive Environmental Response, Cleanup and Liability Act,
42 U.S.C. 9601, et seq., and none of the Loan Parties has any reason to believe that such an Environmental Complaint might be received. There are no pending or, to any Loan Party's knowledge, threatened Environmental Complaints relating to any Loan Party or Subsidiary of any Loan Party or, to any Loan
Party's knowledge, any prior or subsequent owner of any of the Property pertaining to, or arising out of, any Environmental Conditions.

                      (ii) There are no circumstances at, on or under any of the Property that constitute a breach of or non-compliance with any of the Environmental Laws, and there are no past or present Environmental Conditions at, on or under any of the Property or, to any Loan Party's knowledge, at, on or under adjacent property, that prevent compliance with the Environmental Laws at any of the Property.

                      (iii) Neither any of the Property nor any structures, improvements, equipment, fixtures, activities or facilities thereon or thereunder contain or use Regulated Substances except in compliance with Environmental Laws. There are no processes, facilities, operations, equipment or other activities at, on or under any of the Property, or, to any Loan Party's knowledge, at, on or under adjacent property, that currently result in the release or threatened release of Regulated Substances onto any of the Property, except to the extent that such releases or threatened releases are not a breach of or otherwise not a violation of the Environmental Laws.

                      (iv) There are no aboveground storage tanks, underground storage tanks or underground piping associated with such tanks, used for the management of Regulated Substances at, on or under any of the Property that (a) do not have, to the extent required by Environmental Laws, a full operational secondary containment system in place, and (b) are not otherwise in compliance with all Environmental Laws. There are no abandoned underground storage tanks or underground piping associated with such tanks, previously used for the management of Regulated Substances at, on or under any of the Property that have not either been closed in place in accordance with Environmental Laws or removed in compliance with all applicable Environmental Laws and no contamination associated with the use of such tanks exists on any of the Property that is not in compliance with Environmental
Laws.

                      (v) Each Loan Party and each Subsidiary of any Loan Party has all material permits, licenses, authorizations, plans and approvals necessary under the Environmental Laws for the conduct of the business of such Loan Party or Subsidiary as presently conducted. Each Loan Party and each Subsidiary of any Loan Party has submitted all material notices, reports and other filings required by the Environmental Laws to be submitted to an Official Body which pertain to past and current operations on any of the Property.

                      (vi) All past and present on-site generation, storage, processing, treatment, recycling, reclamation, disposal or other use or management of Regulated Substances at, on, or under any of the Property and all off-site transportation, storage, processing, treatment, recycling, reclamation, disposal or other use or management of Regulated Substances have been done in accordance with the Environmental Laws.

               6.1.22    Senior Debt Status.

               The Obligations of each Loan Party under this Agreement, the Notes, the Guaranty Agreement and each of the other Loan Documents to which it is a party do rank and will rank at least pari passu in priority of payment with all other Indebtedness of such Loan Party except Indebtedness of such Loan Party to the extent secured by Permitted Liens. There is no Lien upon or with respect to any of the properties or income of any Loan Party or Subsidiary of any Loan Party which secures indebtedness or other obligations of any Person except for Permitted Liens.

          6.2  Updates to Schedules.

          Should any of the information or disclosures provided on any of the Schedules attached hereto (except for Schedule
6.1.7 which shall not be updated to reflect changes after the date hereof) become outdated or incorrect in any material respect, the Borrower shall provide the Agent in writing with such revisions or updates to such Schedule as may be necessary or appropriate to update or correct same:

          (a) promptly after such schedule becomes outdated or incorrect in the case of Schedules 6.1.12(consents and approvals), 6.1.19 (employee benefit plan disclosures), and
6.1.21 (environmental disclosures); notwithstanding this clause
(a) neither Schedule 6.1.12, 6.1.19, nor Schedule 6.1.21 shall be deemed to have been amended, modified or superseded by any correction or update thereto, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of such Schedule be deemed to have been cured thereby, unless and until the Required Banks, in their sole and absolute discretion, shall have accepted in writing such revisions or updates to such Schedule, and

          (b) on a quarterly basis at the time the Borrower delivers its compliance certificate described in Section 8.3.3 in the case of Schedule 6.1.1 (qualifications to do business) and
6.1.2 (subsidiaries)


                   7.   CONDITIONS OF LENDING

     The obligation of each Bank to make Loans and of the Issuing Bank to issue Letters of Credit hereunder is subject to the performance by each of the Loan Parties of its Obligations to be performed hereunder at or prior to the making of any such Loans or issuance of such Letters of Credit and to the satisfaction of the following further conditions:

          7.1  First Loans and Letters of Credit.

          On the Closing Date:

               7.1.1     Officer's Certificate.

               The representations and warranties of each of the Loan Parties contained in Section 6 and in each of the other Loan Documents shall be true and accurate on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein), and each of the Loan Parties shall have performed and complied with all covenants and conditions hereof and thereof, no Event of Default or Potential Default shall have occurred and be continuing or shall exist; and there shall be delivered to the Agent for the benefit of each Bank a certificate of each of the Loan Parties, dated the Closing Date and signed by an Authorized Officer of each of the Loan Parties, to each such effect.

               7.1.2     Secretary's Certificate.

               There shall be delivered to the Agent for the benefit of each Bank a certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of each of the Loan Parties, certifying as appropriate as to:

                      (i)  all action taken by each Loan Party in
connection with this Agreement and the other Loan Documents;

                      (ii) the names of the officer or officers authorized to sign this Agreement and the other Loan Documents and the true signatures of such officer or officers and specifying the Authorized Officers permitted to act on behalf of each Loan Party for purposes of this Agreement and the true signatures of those officers who will sign such documents, on which the Agent and each Bank may conclusively rely; and

                      (iii) copies of its organizational documents, including its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, and limited liability company agreement as in effect on the Closing Date certified by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to the continued existence and good standing of each Loan Party in each state where organized or qualified to do business.

               7.1.3     Delivery of Loan Documents.

               The Guaranty Agreement, Notes and Intercompany
Subordination Agreement shall have been duly executed and delivered to the Agent for the benefit of the Banks.

               7.1.4     Opinion of Counsel.

               There shall be delivered to the Agent for the benefit of each Bank a written opinion of Whyte Hirschboeck Dudek S.C., counsel for the Loan Parties (who may rely on the opinions of such other counsel as may be acceptable to the Agent), dated the Closing Date and in form and substance satisfactory to the Agent and its counsel:

                      (i)  as to the matters set forth in Exhibit 7.1.4;
and

                      (ii) as to such other matters incident to the transactions contemplated herein as the Agent may reasonably request.

               7.1.5     Legal Details.

               All legal details and proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be in form and substance satisfactory to the Agent and counsel for the Agent, and the Agent shall have received all such other counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance satisfactory to the Agent and said counsel, as the Agent or said counsel may reasonably request.

               7.1.6     Payment of Fees.

               The Borrower shall have paid or caused to be paid to the Agent for itself and for the account of the Banks to the extent not previously paid any fees accrued through the Closing Date and the costs and expenses for which the Agent and the Banks are entitled to be reimbursed.

               7.1.7     Consents.

               All material consents required to effectuate the transactions contemplated hereby as set forth on Schedule 6.1.12 shall have been obtained.

               7.1.8     Officer's Certificate Regarding MACs.

               Since December 30, 1995, no Material Adverse
Change shall have occurred; prior to the Closing Date, there shall have been no material change in the management of any Loan Party or Subsidiary of any Loan Party; and there shall have been delivered to the Agent for the benefit of each Bank a certificate dated the Closing Date and signed by the Chief Executive Officer, President or Chief Financial Officer of each Loan Party to each such effect.

               7.1.9     No Violation of Laws.

               The making of the Loans and the issuance of the Letters of Credit shall not contravene any Law applicable to any Loan Party or any of the Banks.

               7.1.10    No Actions or Proceedings.

               No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, this Agreement, the other Loan Documents or the consummation of the transactions contemplated hereby or thereby or which, in the Agent's sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or any of the other Loan Documents.

               7.1.11    Lien Search Results.

               The Loan Parties shall deliver satisfactory results of a Lien search evidencing that there exist no Liens on the assets of the Loan Parties except for Permitted Liens.

               7.1.12    Payoff Letter.

               The Borrower and the lenders under the Existing
Credit Agreement shall have delivered a payoff letter confirming that the Existing Credit Agreement has been terminated and that all obligations thereunder have been satisfied.

          7.2  Each Additional Loan or Letter of Credit.

          At the time of making any Loans or issuing any Letters of Credit other than Loans made or Letters of Credit issued on the Closing Date and after giving effect to the proposed extensions of credit: the representations and warranties of the Loan Parties contained in Section 6 and in the other Loan Documents shall be true on and as of the date of such additional Loan or Letter of Credit with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein) and the Loan Parties shall have performed and complied with all covenants and conditions hereof; no Event of Default or Potential Default shall have occurred and be continuing or shall exist; the making of the Loans or issuance of such Letter of Credit shall not contravene any Law applicable to any Loan Party or Subsidiary of any Loan Party or any of the Banks; and the Borrower shall have delivered to the Agent a duly executed and completed Loan Request or to the Issuing Bank a duly executed and completed application for a Letter of Credit, as the case may be.


                         8.   COVENANTS

          8.1  Affirmative Covenants.

          The Loan Parties, jointly and severally, covenant and agree that until payment in full of the Loans, Reimbursement Obligations and Letter of Credit Borrowings, and interest thereon, expiration or termination of all Letters of Credit, satisfaction of all of the Loan Parties' other Obligations under the Loan Documents and termination of the Commitments, the Loan Parties shall comply at all times with the following affirmative covenants:

               8.1.1     Preservation of Existence, Etc.

               Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain its legal existence as a corporation, limited partnership or limited liability company and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except as otherwise expressly permitted in Section 8.2.6.

               8.1.2     Payment of Liabilities, Including Taxes, Etc.

               Each Loan Party shall, and shall cause each of its Subsidiaries to, duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made, but only to the extent that failure to discharge any such liabilities would not result in any additional liability which would adversely affect to a material extent the financial condition of any Material Subsidiary or the Borrower and its Subsidiaries taken as a whole, provided that the Loan Parties and their Subsidiaries will pay all such liabilities forthwith upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor if such proceedings or Lien could result in a Material Adverse Change.

               8.1.3     Maintenance of Insurance.

               Each Loan Party shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers' compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary, all as reasonably determined by the Agent.

               8.1.4     Maintenance of Properties and Leases.

               Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to its business, and from time to time, such Loan Party will make or cause to be made all appropriate repairs, renewals or replacements thereof.

               8.1.5     Maintenance of Patents, Trademarks, Etc.

               Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in full force and effect all patents, trademarks, service marks, trade names, copyrights, licenses, franchises, permits and other authorizations necessary for the ownership and operation of its properties and business if the failure so to maintain the same would constitute a Material Adverse Change.

               8.1.6     Visitation Rights.

               Each Loan Party shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of the Agent or any of the Banks to visit and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as any of the Banks may reasonably request, provided that each Bank shall provide the Borrower and the Agent with reasonable notice prior to any visit or inspection. In the event any Bank desires to conduct an audit of any Loan Party, such Bank shall make a reasonable effort to conduct such audit contemporaneously with any audit to be performed by the Agent.

               8.1.7     Keeping of Records and Books of Account.

               The Borrower shall, and shall cause each Subsidiary of the Borrower to, maintain and keep proper books of record and account which enable the Borrower and its Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over the Borrower or any Subsidiary of the Borrower, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

               8.1.8     Plans and Benefit Arrangements.

               The Borrower shall, and shall cause each other member of the ERISA Group to, comply with ERISA, the Internal Revenue Code and other applicable Laws applicable to Plans and Benefit Arrangements except where such failure, alone or in conjunction with any other failure, would not result in a Material Adverse Change. Without limiting the generality of the foregoing, the Borrower shall cause all of its Plans and all Plans maintained by any member of the ERISA Group to be funded in accordance with the minimum funding requirements of ERISA and shall make, and cause each member of the ERISA Group to make, in a timely manner, all contributions due to Plans, Benefit Arrangements and Multiemployer Plans.

               8.1.9     Compliance with Laws.

               Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws, including all Environmental Laws, in all respects, provided that it shall not be deemed to be a violation of this Section 8.1.9 if any failure to comply with any Law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate would constitute a Material Adverse Change.

               8.1.10    Use of Proceeds.

                    8.1.10.1  General.

                    The Loan Parties and their Subsidiaries will use the Letters of Credit and the proceeds of the Loans only for
(i) general corporate purposes and for working capital, or
(ii) to repay and terminate Indebtedness outstanding under Existing Credit Agreement. The Loan Parties use of the Letters of Credit and the proceeds of the Loans for any purposes which contravenes any applicable Law or any provision hereof.

                    8.1.10.2  Margin Stock.

                    The Loan Parties shall not use the proceeds of the Loans to purchase margin stock as more fully provided in
Section 6.1.9.

                    8.1.10.3  Section 20 Subsidiaries.

                    The Loan Parties will not, directly or
indirectly, use any portion of the proceeds of the Loans
(i) knowingly to purchase any Ineligible Securities from a
Section 20 Subsidiary during any period in which such Section 20 Subsidiary makes a market in such Ineligible Securities,
(ii) knowingly to purchase during the underwriting or placement period Ineligible Securities being underwritten or privately placed by a Section 20 Subsidiary, or (iii) to make payments of principal or interest on Ineligible Securities underwritten or privately placed by as Section 20 Subsidiary and issued by or for the benefit of any Loan Party or any Affiliate of any Loan Party.

               8.1.11    Subordination of Intercompany Loans.

               Each Loan Party shall cause any intercompany
Indebtedness, loans or advances owed by any Loan Party to any other Loan Party to be subordinated pursuant to the terms of the Intercompany Subordination Agreement.

          8.2  Negative Covenants.

          The Loan Parties, jointly and severally, covenant and agree that until payment in full of the Loans, Reimbursement Obligations and Letter of Credit Borrowings and interest thereon, expiration or termination of all Letters of Credit, satisfaction of all of the Loan Parties' other Obligations hereunder and termination of the Commitments, the Loan Parties shall comply with the following negative covenants:

               8.2.1     Indebtedness.

               Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:

                      (i)  Indebtedness under the Loan Documents;

                      (ii) Existing Indebtedness as set forth on
Schedule 8.2.1 (including any extensions or renewals thereof, provided there is no increase in the amount thereof or other significant change in the terms thereof unless otherwise specified on Schedule 8.2.1;

                      (iii) Indebtedness secured by Purchase Money
Security Interests not exceeding $25,000,000;

                      (iv) Indebtedness of a Loan Party or a Subsidiary of a Loan Party to another Loan Party or Subsidiary of a Loan Party which is subordinated in accordance with the provisions of Section 8.1.11;
and

                      (v) Standby L/C's in an aggregate amount less than or equal to $5,000,000 or Commercial L/C's;

                      (vi) Guaranties permitted under Section 8.2.3(ii) and (iii);

                      (vii) Indebtedness (other than Indebtedness permitted by Section 8.2.1(i) through (vi)) of Borrower (and not Borrower's Subsidiaries) provided that the amount thereof which the Borrower may incur (A) over any twelve calendar month period may not exceed $30,000,000; and (B) between the Closing Date and the date on which this Agreement is terminated may not exceed $50,000,000 in the aggregate.

               8.2.2     Liens.

               Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens.

               8.2.3     Guaranties.

               Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person, except:

                      (i)  Guaranties of Indebtedness permitted
hereunder of the Loan Parties and their Subsidiaries and Guaranties of other obligations of the Loan Parties or their Subsidiaries owed to one another;

                      (ii) Guaranties of obligations of customers of the Loan Parties or their Subsidiaries incurred in the ordinary course of their business not in excess of $17,500,000 in the aggregate;

                      (iii) Guaranties of obligations of officers of the Loan Parties or their Subsidiaries in connection with the exercise of stock options of not in excess of $2,000,000 in the aggregate.

               8.2.4     Loans and Investments.

               Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time make or suffer to remain outstanding any loan or advance to, or purchase, acquire or own any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) or limited liability company interest in, or any other investment or interest in, or make any capital contribution to, any other Person, or agree, become or remain liable to do any of the foregoing, except:

                      (i)  trade credit extended on usual and
customary terms in the ordinary course of business;

                      (ii) advances to employees to meet expenses incurred by such employees in the ordinary course of business;

                      (iii)     Permitted Investments;

                      (iv) loans, advances and investments in other Loan Parties or their Subsidiaries

                      (v) loans to customers in the ordinary course of the business of the Loan Parties or their Subsidiaries outstanding on the Closing Date and described on Schedule 8.2.4;

                      (vi) loans to customers entered into after the date hereof in the ordinary course of the business of the Loan Parties or their Subsidiaries in an amount not to exceed at any one time 10% of Tangible Assets at such time; and

                      (vii) mergers, consolidations and acquisitions described in and permitted under Section 8.2.6.

               8.2.5     Dividends and Related Distributions.

               Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of its shares of capital stock, partnership interests or limited liability company interests on account of the purchase, redemption, retirement or acquisition of its shares of capital stock (or warrants, options or rights therefor), partnership interests or limited liability company interests, except that: (a) the Borrower may purchase or otherwise acquire shares of its capital stock by exchange for or out of the proceeds received from a substantially concurrent issue of new shares of its capital stock; (b) the Borrower may purchase, redeem, retire or otherwise acquire shares of its capital stock owned by current or former employees, customers or directors, in accordance with the policies of Borrower summarized in the documents filed by Borrower with the Securities and Exchange Commission; (c) Borrower and its Subsidiaries may sell or exchange stock of the Borrower's Subsidiaries to or with Borrower and its Subsidiaries; (d) the Borrower may pay Patronage Dividends in accordance with the terms of the Borrower's by-laws if, after such dividends are paid, the book value per share of the Borrower and its Subsidiaries on a consolidated basis is at least five percent (5%) greater than such book value on the last day of the immediately preceding fiscal year; provided that not more than forty percent (40%) of the aggregate amount of Patronage Dividends paid during any fiscal year while this Agreement is in effect shall be paid in cash or cash equivalents and (e) the Loan Parties and their Subsidiaries may pay dividends to other Loan Parties or their Subsidiaries.

               8.2.6     Liquidations, Mergers, Consolidations,
                         Acquisitions.

               Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person, provided that

               (1) any Loan Party other than the Borrower may consolidate with or merge into another Loan Party and any Subsidiary of the Borrower may consolidate with or merge into another Subsidiary of the Borrower or into a Loan Party if the Loan Party shall be the surviving entity, and

               (2) any Loan Party or Subsidiary of a Loan Party may acquire, whether by purchase or by merger, (A) all of the ownership interests of another Person or (B) substantially all of assets of another Person or of a business or division of another Person (each an "Permitted Acquisition"), provided that each of the following requirements is met:

                      (i) if the Loan Parties will form or acquire any Material Subsidiary in such acquisition or if any existing Subsidiary shall become a Material Subsidiary as a result of such acquisition, such Material Subsidiary shall execute a Guarantor Joinder and join this Agreement, the Guaranty Agreement and the Intercompany Agreement pursuant to Section 11.18,

                      (ii) the business acquired, or the business conducted by the Person whose ownership interests are being acquired, as applicable, shall be substantially the same as one or more line or lines of business conducted by the Loan Parties and shall comply with Section 8.2.10,

                      (iii) no Potential Default or Event of Default shall exist immediately prior to and after giving effect to such Permitted Acquisition, and

                      (iv) the Borrower shall demonstrate that it shall be in compliance with the covenants contained in Sections 8.2.1, 8.2.6, and 8.2.15 after giving effect to such Permitted Acquisition by delivering at least ten (10) Business Days prior to such Permitted Acquisition a certificate in the form of Exhibit 8.2.6 evidencing such compliance.

               8.2.7     Dispositions of Assets or Subsidiaries.

               Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of capital stock, shares of beneficial interest, partnership interests or limited liability company interests of a Subsidiary of such Loan Party), except:

                      (i)  transactions involving the sale of
inventory in the ordinary course of business;

                      (ii) any sale, transfer or lease of assets
(including stores) in the ordinary course of business which are no longer necessary or required in the conduct of such Loan
Party's or such Subsidiary's business;

                      (iii)     any sale, transfer or lease of
assets by any wholly owned Subsidiary of such Loan Party to another Loan Party or another Subsidiary of a Loan Party;

                      (iv) any sale, transfer or lease of assets in the ordinary course of business which are replaced by substitute assets;

                      (v) any sale, transfer or lease of assets, other than those specifically excepted pursuant to clauses (i) through (iv) above, which is approved by the Required Banks.

               8.2.8     Affiliate Transactions.

               Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, enter into or carry out any transaction (including purchasing property or services from or selling property or services to any Affiliate of any Loan Party or other Person) unless such transaction is (i) with another Loan Party or Subsidiary of a Loan Party, or (ii) not otherwise prohibited by this Agreement, is entered into in the ordinary course of business upon fair and reasonable arm's-length terms and conditions and is in accordance with all applicable Law and the terms thereof are disclosed to the Agent, provided that if the transaction is with a retail customer of the Loan Parties or their Subsidiaries entered into in the ordinary course of business, then the requirement above that the Loan Parties and their Subsidiaries shall disclose the terms thereof to the Agent shall not apply.

               8.2.9     Subsidiaries, Partnerships and Joint Ventures.

                      (i)  New Subsidiaries.

                    Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, own or create directly or indirectly any Material Subsidiaries other than (i) any Material Subsidiary which has joined this Agreement, the Guaranty Agreement and the Intercompany Subordination Agreement on the Closing Date; and (ii) any Material Subsidiary formed or acquired after the Closing Date or any Subsidiary which becomes a Material Subsidiary after the Closing Date which joins this Agreement, the Guaranty Agreement and the Intercompany Subordination Agreement as a Guarantor pursuant to Section 8.2.6 or Section 11.18. Each of the Loan Parties shall not become or agree to (1) become a general or limited partner in any general or limited partnership, except that the Loan Parties may be general or limited partners in other Loan Parties and State Street Limited Partnership,
(2) become a member or manager of, or hold a limited liability company interest in, a limited liability company, except that the Loan Parties may be members or managers of, or hold limited liability company interests in, other Loan Parties, or (3) become a joint venturer or hold a joint venture interest in any joint venture.

                      (ii) Joinder of Subsidiaries as Required Under Other Circumstances.

               Each of the following requirements shall be met at all times:

               (A)  the consolidated gross revenues of the
Borrower and the Guarantors (excluding Subsidiaries which are not Guarantors) over the twelve-months preceding any date of determination shall equal or exceed 80% of the consolidated gross revenues of the Borrower and all of Borrower's Subsidiaries on such date of determination; and

               (B) the book value of the assets of the Borrower and the Guarantors collectively shall equal or exceed 80% of the book value of the consolidated assets of the Borrower and all of Borrower's Subsidiaries.

               If the Borrower and the Guarantors fail to maintain gross revenues and assets according to the levels required in clauses (A) and (B) above, Borrower shall promptly cause additional Subsidiaries to join this Agreement, the Guaranty Agreement and the Intercompany Subordination Agreement as Guarantors pursuant to Section 11.18 such that the total gross revenues and assets of the Borrower and the Guarantors shall meet the requirements in clauses (A) and (B) above.

               8.2.10    Continuation of or Change in Business.

               Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, engage in any business other than their current lines of business (collectively, the "Business"), substantially as conducted and operated by the Loan Parties and their Subsidiaries during the present fiscal year, and the Loan Parties and their Subsidiaries shall not permit any material change in the Business.

               8.2.11    Plans and Benefit Arrangements.

               Except as to exceptions on Schedule 6.1.19, each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to:

                      (i)  fail to satisfy the minimum funding
requirements of ERISA and the Internal Revenue Code with respect to any Plan;

                      (ii) request a minimum funding waiver from the Internal Revenue Service with respect to any Plan;

                      (iii) engage in a Prohibited Transaction with any Plan, Benefit Arrangement or Multiemployer Plan which, alone or in conjunction with any other circumstances or set of circumstances resulting in liability under ERISA, would constitute a Material Adverse Change;

                      (iv) permit the aggregate actuarial present value of all benefit liabilities (whether or not vested) under each Plan, determined on a plan termination basis, as disclosed in the most recent actuarial report completed with respect to such Plan, to exceed, as of any actuarial valuation date, the fair market value of the assets of such Plan;

                      (v) fail to make when due any contribution to any Multiemployer Plan that the Borrower or any member of the ERISA Group may be required to make under any agreement relating to such Multiemployer Plan, or any Law pertaining thereto;

                      (vi) withdraw (completely or partially) from any Multiemployer Plan or withdraw (or be deemed under Section 4062(e) of ERISA to withdraw) from any Multiple Employer Plan, where any such withdrawal is likely to result in a material liability of the Borrower or any member of the ERISA Group;

                      (vii) terminate, or institute proceedings to terminate, any Plan, where such termination is likely to result in a material liability to the Borrower or any member of the ERISA Group;

                      (viii) make any amendment to any Plan with respect to which security is required under Section 307 of ERISA; or

                      (ix) fail to give any and all notices and make all disclosures and governmental filings required under ERISA or the Internal Revenue Code, where such failure is likely to result in a Material Adverse Change.

               8.2.12    Fiscal Year.

               The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, change its fiscal year from the 52 or 53 week period ending on the Saturday nearest to December 31 of each year.

               8.2.13    Changes in Organizational Documents.

               The Borrower shall not, and shall not permit any of its Subsidiaries to, amend in any respect its certificate of incorporation (including any provisions or resolutions relating to capital stock), by-laws, voting trust agreement, or other organizational documents in any respect which would affect the authorized capital stock of the Borrower or the rights of holders of such stock without providing at least fifteen (15) calendar days' prior written notice to the Agent and the Banks and, in the event such change would be adverse to the Banks as determined by the Agent in its sole discretion, obtaining the prior written consent of the Required Banks.

               8.2.14    Minimum Fixed Charge Coverage Ratio.

               The Borrower and its subsidiaries shall not permit the Fixed Charge Coverage Ratio, calculated as of the end of each fiscal quarter for the four fiscal quarters then ended, to be less than 1.4 to 1.0.

               8.2.15    Maximum Debt to Capital Ratio.

               The Borrower and its subsidiaries shall not at any time permit the Debt to Capital Ratio to exceed .60 to 1.0.

               8.2.16    Minimum Tangible Net Worth.

               The Borrower shall not at any time permit
Consolidated Tangible Net Worth to be less than the sum of
(i) $75,000,000; (ii) 55% of consolidated net income of the Borrower and its Subsidiaries for each fiscal quarter in which net income was earned (consolidated net income shall be treated as zero and not a negative number in a quarter if Borrower and its Subsidiaries incur a consolidated loss in such quarter) during the period from June 30, 1996 through the date of determination; plus (iii) 100% of the proceeds received by Borrower directly or indirectly, whether in cash or other property, in connection with any sale of capital stock of the Borrower (except for sales of stock (i) to employees or former employees of the Borrower or its Subsidiaries according to the Borrower's stock option plan in effect from time to time or according to policies of Borrower summarized in the documents filed by Borrower with the Securities and Exchange Commission and
(ii) to retail customers of the Borrower and its Subsidiaries in the ordinary course of the Borrower's business) net of any fees and expenses incurred by Borrower in connection with such sale during the period from June 30, 1996 through the date of determination.

          8.3  Reporting Requirements.

          The Loan Parties, jointly and severally, covenant and agree that until payment in full of the Loans, Reimbursement Obligations and Letter of Credit Borrowings and interest thereon, expiration or termination of all Letters of Credit, satisfaction of all of the Loan Parties' other Obligations hereunder and under the other Loan Documents and termination of the Commitments, the Loan Parties will furnish or cause to be furnished to the Agent and each of the Banks:

               8.3.1     Quarterly Financial Statements.

               As soon as available and in any event within sixty
(60) calendar days after the end of each of the first three fiscal quarters in each fiscal year, financial statements of the Borrower, consisting of a consolidated and consolidating balance sheet as of the end of such fiscal quarter and related consolidated and consolidating statements of income, and stockholders' equity and related consolidated cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by an Authorized Officer as having been prepared in accordance with GAAP, consistently applied and subject to year end adjustments, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.

               8.3.2     Annual Financial Statements.

               As soon as available and in any event within one hundred and twenty (120) days after the end of each fiscal year of the Borrower, financial statements of the Borrower consisting of a consolidated and consolidating balance sheet as of the end of such fiscal year, and related consolidated and consolidating statements of income, and stockholders' equity and related consolidated cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified by independent certified public accountants of nationally recognized standing satisfactory to the Agent. The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of any Loan Party under any of the Loan Documents.

               8.3.3     Certificate of the Borrower.

               Concurrently with the financial statements of the Borrower furnished to the Agent and to the Banks pursuant to Sections 8.3.1 and 8.3.2, a certificate of the Borrower signed by an Authorized Officer of the Borrower, in the form of Exhibit 8.3.3, to the effect that, except as described pursuant to
Section 8.3.4, (i) the representations and warranties of the Borrower contained in Section 6 and in the other Loan Documents are true on and as of the date of such certificate with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time) and the Loan Parties have performed and complied with all covenants and conditions hereof, (ii) no Event of Default or Potential Default exists and is continuing on the date of such certificate (iii) containing calculations in sufficient detail to demonstrate compliance as of the date of such financial statements with all financial covenants contained in Section 8.2 and determining the Applicable Margin and the Applicable Facility Fee Rate.

               8.3.4     Notice of Default.

               Promptly after any officer of any Loan Party has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by an Authorized Officer of such Loan Party setting forth the details of such Event of Default or Potential Default and the action which the such Loan Party proposes to take with respect thereto.

               8.3.5     Notice of Litigation.

               Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against any Loan Party or Subsidiary of any Loan Party which involve a claim or series of claims in excess of $5,000,000 or which if adversely determined would constitute a Material Adverse Change.

               8.3.6      Forecasts, Other Reports and Information.

               Promptly upon their becoming available to the
Borrower:

                      (i)  the forecasts or projections of the
Borrower, to be supplied not later than one hundred twenty (120) days after commencement of the fiscal year to which any of the foregoing may be applicable,

                      (ii) any reports, notices or proxy statements generally distributed by the Borrower to its stockholders on a date no later than the date supplied to such stockholders,

                      (iii) regular or periodic reports, including
Forms 10-K, 10-Q and 8-K, registration statements and prospectuses, filed by the Borrower with the Securities and Exchange Commission,

                      (iv) a copy of any order in any material proceeding to which the Borrower or any of its Subsidiaries is a party issued by any Official Body, and

                      (v) such other reports and information as any of the Banks may from time to time reasonably request. The Borrower shall also notify the Banks promptly of the enactment or adoption of any Law which may result in a Material Adverse Change.

          Promptly upon the request of the Agent , any reports including management letters submitted to the Borrower by independent accountants in connection with any annual, interim or special audit,

               8.3.7     Notices Regarding Plans and Benefit Arrangements.

                    8.3.7.1   Certain Events.

                    Promptly upon becoming aware of the
occurrence thereof, notice (including the nature of the event and, when known, any action taken or threatened by the Internal
Revenue Service or the PBGC with respect thereto) of:

                      (i) any Reportable Event, other than a merger of a Plan into another Plan, with respect to the Borrower or any other member of the ERISA Group (regardless of whether the obligation to report said Reportable Event to the PBGC has been waived),

                      (ii) any Prohibited Transaction which could subject the Borrower or any other member of the ERISA Group to a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Internal Revenue Code in connection with any Plan, any Benefit Arrangement or any trust created thereunder,

                      (iii)  any assertion of material withdrawal
liability with respect to any Multiemployer Plan,

                      (iv) any partial or complete withdrawal from a Multiemployer Plan by the Borrower or any other member of the ERISA Group under Title IV of ERISA (or assertion thereof), where such withdrawal is likely to result in material withdrawal liability,

                      (v) any cessation of operations (by the Borrower or any other member of the ERISA Group) at a facility in the circumstances described in Section 4062(e) of ERISA,

                      (vi) withdrawal by the Borrower or any other member of the ERISA Group from a Multiple Employer Plan,

                      (vii) a failure by the Borrower or any other member of the ERISA Group to make a payment to a Plan required to avoid imposition of a Lien under Section 302(f) of ERISA,

                      (viii) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA, or

                      (ix) any change in the actuarial assumptions or funding methods used for any Plan, where the effect of such change is to materially increase or materially reduce the unfunded benefit liability or obligation to make periodic contributions.

                    8.3.7.2   Notices of Involuntary Termination and
                              Annual Reports.

                    Promptly after receipt thereof, copies of
(a) all notices received by the Borrower or any other member of the ERISA Group of the PBGC's intent to terminate any Plan administered or maintained by the Borrower or any member of the ERISA Group, or to have a trustee appointed to administer any such Plan; and (b) at the request of the Agent or any Bank each annual report (IRS Form 5500 series) and all accompanying schedules, the most recent actuarial reports, the most recent financial information concerning the financial status of each Plan administered or maintained by the Borrower or any other member of the ERISA Group, and schedules showing the amounts contributed to each such Plan by or on behalf of the Borrower or any other member of the ERISA Group in which any of their personnel participate or from which such personnel may derive a benefit, and each Schedule B (Actuarial Information) to the annual report filed by the Borrower or any other member of the ERISA Group with the Internal Revenue Service with respect to each such Plan.

                    8.3.7.3   Notice of Voluntary Termination.

                    Promptly upon the filing thereof, copies of any Form 5310, or any successor or equivalent form to Form 5310, filed with the PBGC in connection with the termination of any Plan.


                          9.   DEFAULT

          9.1  Events of Default.

          An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

               9.1.1     Payments Under Loan Documents.

               The Borrower shall fail to pay any principal of any Loan (including scheduled installments, mandatory prepayments or the payment due at maturity), Reimbursement Obligation or Letter of Credit Borrowing or shall fail to pay any interest on any Loan, Reimbursement Obligation or Letter of Credit Borrowing or any other amount owing hereunder or under the other Loan Documents after such principal, interest or other amount becomes due in accordance with the terms hereof or thereof;

               9.1.2     Breach of Warranty.

               Any representation or warranty made at any time by any of the Loan Parties herein or by any of the Loan Parties in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made or furnished;

               9.1.3     Breach of Negative Covenants or Visitation Rights.

               Any of the Loan Parties shall default in the observance or performance of any covenant contained in
Section 8.1.6 or Section 8.2;

               9.1.4     Breach of Other Covenants.

               Any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of thirty (30) Business Days after any officer of any Loan Party becomes aware of the occurrence thereof (such grace period to be applicable only in the event such default can be remedied by corrective action of the Loan Parties as determined by the Agent in its sole discretion);

               9.1.5     Defaults in Other Agreements or Indebtedness.

               A default or event of default shall occur at any time under the terms of any other agreement involving borrowed money or the extension of credit or any other Indebtedness under which any Loan Party or Subsidiary of any Loan Party may be obligated as a borrower or guarantor, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any indebtedness or interest thereon when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any indebtedness (whether or not such right shall have been waived) or the termination of any commitment to lend;

               9.1.6     Final Judgments or Orders.

               Any final judgments or orders for the payment of money in excess of $2,500,000 in the aggregate shall be entered against any Loan Party by a court having jurisdiction in the premises, which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of thirty (30) days from the date of entry;

               9.1.7     Loan Document Unenforceable.

               Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party's successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested or cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby;

               9.1.8     Uninsured Losses; Proceedings Against Assets.

               Any of the Loan Parties' or any of their Subsidiaries' assets are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within thirty
(30) days thereafter;

               9.1.9     Notice of Lien or Assessment.

               A notice of Lien or assessment in excess of $2,500,000 which is not a Permitted Lien is filed of record with respect to all or any part of any of the Loan Parties' or any of their Subsidiaries' assets by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, including the PBGC, or any taxes or debts owing at any time or times hereafter to any one of these becomes payable and the same is not paid within thirty (30) days after the same becomes payable;

               9.1.10    Insolvency.

               Any Loan Party or any Subsidiary of a Loan Party ceases to be solvent (after giving effect to intercompany borrowings or capital contributions) or admits in writing its inability to pay its debts as they mature;

               9.1.11    Events Relating to Plans and Benefit Arrangements.

               Any of the following occurs: (i) any Reportable Event, other than a merger of a Plan with another Plan, which the Agent determines in good faith constitutes grounds for the termination of any Plan by the PBGC or the appointment of a trustee to administer or liquidate any Plan, shall have occurred and be continuing; (ii) proceedings shall have been instituted or other action taken to terminate any Plan, or a termination notice shall have been filed with respect to any Plan; (iii) a trustee shall be appointed to administer or liquidate any Plan; (iv) the PBGC shall give notice of its intent to institute proceedings to terminate any Plan or Plans or to appoint a trustee to administer or liquidate any Plan; and, in the case of the occurrence of (i),
(ii), (iii) or (iv) above, the Agent determines in good faith that the amount of the Borrower's liability is likely to exceed 10% of its Consolidated Tangible Net Worth; (v) the Borrower or any member of the ERISA Group shall fail to make any contributions when due to a Plan or a Multiemployer Plan;
(vi) the Borrower or any other member of the ERISA Group shall make any amendment to a Plan with respect to which security is required under Section 307 of ERISA; (vii) the Borrower or any other member of the ERISA Group shall withdraw completely or partially from a Multiemployer Plan; (viii) the Borrower or any other member of the ERISA Group shall withdraw (or shall be deemed under Section 4062(e) of ERISA to withdraw) from a Multiple Employer Plan; or (ix) any applicable Law is adopted, changed or interpreted by any Official Body with respect to or otherwise affecting one or more Plans, Multiemployer Plans or Benefit Arrangements and, with respect to any of the events specified in (v), (vi), (vii), (viii) or (ix), the Agent determines in good faith that any such occurrence would be reasonably likely to materially and adversely affect the total enterprise represented by the Borrower and the other members of the ERISA Group;

               9.1.12    Cessation of Business.

               Any Loan Party or Subsidiary of a Loan Party ceases to conduct its business as contemplated, except as expressly permitted under Section 8.2.6 or 8.2.7, or any Loan Party or Subsidiary of a Loan Party is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business and such injunction, restraint or other preventive order is not dismissed within thirty (30) days after the entry thereof;

               9.1.13    Change of Control.

                      (i)  Any person or group of persons (within
the meaning of Sections 13(d) or 14(a) of the Securities Exchange
Act of 1934, as amended), together with its affiliates (but not including the Roundy's, Inc. Voting Trust (the "Voting Trust"), shall have acquired beneficial ownership of (within the meaning of Rule 13d-
3 promulgated by the Securities and Exchange Commission under said Act) thirty percent (30%) or more of the then outstanding common stock of the Borrower or thirty percent (30%) or more of the then outstanding securities of Borrower entitled generally to vote for the election of directors of the Borrower; or
(ii) within a period of twelve (12) consecutive calendar months and after the termination of the Voting Trust, individuals who were directors of the Borrower on the first day of such period shall cease to constitute a majority of the board of directors of the Borrower;

               9.1.14    Involuntary Proceedings.

               A proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of any Loan Party or Subsidiary of a Loan Party in an involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or Subsidiary of a Loan Party for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of thirty (30) consecutive days or such court shall enter a decree or order granting any of the relief sought in such proceeding; or

               9.1.15    Voluntary Proceedings.

               Any Loan Party or Subsidiary of a Loan Party shall commence a voluntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or other similar official) of itself or for any substantial part of its property or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action in furtherance of any of the foregoing.

          9.2  Consequences of Event of Default.

               9.2.1     Events of Default Other Than Bankruptcy,
Insolvency or Reorganization Proceedings.

               If an Event of Default specified under Sections
9.1.1 through 9.1.13 shall occur and be continuing, the Banks and the Issuing Bank shall be under no further obligation to make Revolving Credit Loans or Bid Loans or issue Letters of Credit, as the case may be, and the Agent may, and upon the request of the Required Banks, shall by written notice to the Borrower, take one or both of the following actions: (i) terminate the Commitments and thereupon the Commitments shall be terminated and of no further force and effect, or (ii) declare the unpaid principal amount of the Revolving Credit Notes then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Banks hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Agent for the benefit of each Bank without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, and (iii) require the Borrower to, and the Borrower shall thereupon, deposit in a non-interest bearing account with the Agent, as cash collateral for its Obligations under the Loan Documents, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrower hereby pledges to the Agent and the Banks, and grants to the Agent and the Banks a security interest in, all such cash as security for such Obligations. Upon the curing of all existing Events of Default to the satisfaction of the Required Banks, the Agent shall return such cash collateral to the Borrower; and

               9.2.2     Bankruptcy, Insolvency or Reorganization
                         Proceedings.

               If an Event of Default specified under
Section 9.1.14 or 9.1.15 shall occur, the Commitments shall automatically terminate and be of no further force and effect, the Banks shall be under no further obligations to make Revolving Credit Loans or Bid Loans hereunder and the unpaid principal amount of the Revolving Credit Notes and the Swing Note then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Banks hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and

               9.2.3     Set-off.

               If an Event of Default shall occur and be continuing, any Bank to whom any Obligation is owed by any Loan Party hereunder or under any other Loan Document or any participant of such Bank which has agreed in writing to be bound by the provisions of Section 10.13 and any branch, Subsidiary or Affiliate of such Bank or participant anywhere in the world shall have the right, in addition to all other rights and remedies available to it, without notice to such Loan Party, to set-off against and apply to the then unpaid balance of all the Loans and all other Obligations of the Borrower and the other Loan Parties hereunder or under any other Loan Document any debt owing to, and any other funds held in any manner for the account of, the Borrower or such other Loan Party by such Bank or participant or by such branch, Subsidiary or Affiliate, including all funds in all deposit accounts (whether time or demand, general or special, provisionally credited or finally credited, or otherwise) now or hereafter maintained by the Borrower or such other Loan Party for its own account (but not including funds held in custodian or trust accounts) with such Bank or participant or such branch, Subsidiary or Affiliate. Such right shall exist whether or not any Bank or the Agent shall have made any demand under this Agreement or any other Loan Document, whether or not such debt owing to or funds held for the account of the Borrower or such other Loan Party is or are matured or unmatured and regardless of the existence or adequacy of any Guaranty or any other security, right or remedy available to any Bank, including the Issuing Bank, or the Agent; and

               9.2.4     Suits, Actions, Proceedings.

               If an Event of Default shall occur and be continuing, and whether or not the Agent shall have accelerated the maturity of Committed Loans pursuant to any of the foregoing provisions of this Section 9.2, the Agent or any Bank, if owed any amount with respect to the Revolving Credit Notes or Swing Notes, may proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement or the Revolving Credit Notes or Swing Notes, including as permitted by applicable Law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Agent or such Bank; and

               9.2.5     Application of Proceeds.

               From and after the date on which the Agent has taken any action pursuant to this Section 9.2 and until all Obligations of the Loan Parties have been paid in full, any and all proceeds received by the Agent from any remedy by the Agent, shall be applied as follows:

                      (i)  first, to reimburse the Agent and the
Banks for out-of-pocket costs, expenses and disbursements, including reasonable attorneys' and paralegals' fees and legal expenses, incurred by the Agent or the Banks in connection with collection of any Obligations of any of the Loan Parties under any of the Loan Documents;

                      (ii) second, to the repayment of all Indebtedness then due and unpaid of the Loan Parties to the Banks incurred under this Agreement or any of the other Loan Documents, whether of principal, interest, fees, expenses or otherwise, in such manner as the Agent may determine in its discretion; and

                      (iii) the balance, if any, as required by Law.

               9.2.6     Other Rights and Remedies.

               The Agent may, and upon the request of the Required Banks shall, exercise all post-default rights granted to the Agent and the Banks under the Loan Documents or applicable
Law all of which rights and remedies shall be cumulative.

          9.3  Right of Competitive Bid Loan Banks.

          If any Event of Default shall occur and be continuing, the Banks which have any Bid Loans then outstanding to the Borrower (the "Bid Loan Banks") shall not be entitled to accelerate payment of the Bid Loans or to exercise any right or remedy related to the collection of the Bid Loans until the Commitments shall be terminated hereunder pursuant to Sections
9.2.1 or 9.2.  Upon such a termination of the Commitments:
(i) references to Revolving Credit Loans in Section 9.2 shall be deemed to apply also to the Bid Loans and the Bid Loan Banks shall be entitled to all enforcement rights given to a holder of a Revolving Credit Loan in Section 9.2; and (ii) the definition of Required Banks shall be changed as provided in Section 1.1 so that each Bank shall have voting rights hereunder in proportion to its share of the total Loans outstanding.


                         10.  THE AGENT

          10.1 Appointment.

          Each Bank hereby irrevocably designates, appoints and authorizes PNC Bank to act as Agent for such Bank under this Agreement and to execute and deliver or accept on behalf of each of the Banks the other Loan Documents. Each Bank hereby irrevocably authorizes, and each holder of any Note by the acceptance of a Note shall be deemed irrevocably to authorize, the Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and any other instruments and agreements referred to herein, and to exercise such powers and to perform such duties hereunder as are specifically delegated to or required of the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. PNC Bank agrees to act as the Agent on behalf of the Banks to the extent provided in this Agreement.

          10.2 Delegation of Duties.

          The Agent may perform any of its duties hereunder by or through agents or employees (provided such delegation does not constitute a relinquishment of its duties as Agent) and, subject to Sections 10.5 and 10.6, shall be entitled to engage and pay for the advice or services of any attorneys, accountants or other experts concerning all matters pertaining to its duties hereunder and to rely upon any advice so obtained.

          10.3 Nature of Duties; Independent Credit Investigation.

          The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and no implied covenants, functions, responsibilities, duties, obligations, or liabilities shall be read into this Agreement or otherwise exist. The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of this Agreement a fiduciary or trust relationship in respect of any Bank; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement except as expressly set forth herein. Without limiting the generality of the foregoing, the use of the term "agent" in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Each Bank expressly acknowledges (i) that the Agent has not made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of any of the Loan Parties, shall be deemed to constitute any representation or warranty by the Agent to any Bank; (ii) that it has made and will continue to make, without reliance upon the Agent, its own independent investigation of the financial condition and affairs and its own appraisal of the creditworthiness of each of the Loan Parties in connection with this Agreement and the making and continuance of the Loans hereunder; and (iii) except as expressly provided herein, that the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect thereto, whether coming into its possession before the making of any Loan or at any time or times thereafter.

          10.4 Actions in Discretion of Agent; Instructions from the Banks.

          The Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or any other Loan Document or applicable Law. The Agent shall have authority, in its sole discretion, to take or not to take any such action, unless this Agreement specifically requires the consent of the Required Banks or all of the Banks. Any action taken or failure to act pursuant to such instructions or discretion shall be binding on the Banks, subject to Section 10.6. Subject to the provisions of
Section 10.6, no Bank shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Banks, or in the absence of such instructions, in the absolute discretion of the Agent.

          10.5 Reimbursement and Indemnification of Agent by the Borrower.

          The Borrower unconditionally agrees to pay or reimburse the Agent and hold the Agent harmless against (a) liability for the payment of all reasonable out-of-pocket costs, expenses and disbursements, including fees and expenses of counsel (including the allocated costs of staff counsel), appraisers and environmental consultants, incurred by the Agent (i) in connection with the development, negotiation, preparation, printing, execution, administration, syndication, interpretation and performance of this Agreement and the other Loan Documents,
(ii) relating to any requested amendments, waivers or consents pursuant to the provisions hereof, (iii) in connection with the enforcement of this Agreement or any other Loan Document or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under this Agreement or any other Loan Document, whether in bankruptcy or receivership proceedings or otherwise, and (iv) in any workout or restructuring or in connection with the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings, and (b) all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by the Agent hereunder or thereunder, provided that the Borrower shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements if the same results from the Agent's gross negligence or willful misconduct, or if the Borrower was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that the Borrower shall remain liable to the extent such failure to give notice does not result in a loss to the Borrower), or if the same results from a compromise or settlement agreement entered into without the consent of the Borrower, which shall not be unreasonably withheld. In addition, the Borrower agrees to reimburse and pay all reasonable out-of-pocket expenses of the Agent's regular employees and agents engaged periodically to perform audits of the Loan Parties' books, records and business properties.

          10.6 Exculpatory Provisions; Limitation of Liability.

          Neither the Agent nor any of its directors, officers, employees, agents, attorneys or Affiliates shall (a) be liable to any Bank for any action taken or omitted to be taken by it or them hereunder, or in connection herewith including pursuant to any Loan Document, unless caused by its or their own gross negligence or willful misconduct, (b) be responsible in any manner to any of the Banks for the effectiveness, enforceability, genuineness, validity or the due execution of this Agreement or any other Loan Documents or for any recital, representation, warranty, document, certificate, report or statement herein made or furnished under or in connection with this Agreement or any other Loan Documents, or (c) be under any obligation to any of the Banks to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions hereof or thereof on the part of the Loan Parties, or the financial condition of the Loan Parties, or the existence or possible existence of any Event of Default or Potential Default. No claim may be made by any of the Loan Parties, any Bank, the Agent or any of their respective Subsidiaries against the Agent, any Bank or any of their respective directors, officers, employees, agents, attorneys or Affiliates, or any of them, for any special, indirect or consequential damages or, to the fullest extent permitted by Law, for any punitive damages in respect of any claim or cause of action (whether based on contract, tort, statutory liability, or any other ground) based on, arising out of or related to any Loan Document or the transactions contemplated hereby or any act, omission or event occurring in connection therewith, including the negotiation, documentation, administration or collection of the Loans, and each of the Loan Parties, (for itself and on behalf of each of its Subsidiaries), the Agent and each Bank hereby waive, releases and agree never to sue upon any claim for any such damages, whether such claim now exists or hereafter arises and whether or not it is now known or suspected to exist in its favor. Each Bank agrees that, except for notices, reports and other documents expressly required to be furnished to the Banks by the Agent hereunder or given to the Agent for the account of or with copies for the Banks, the Agent and each of its directors, officers, employees, agents, attorneys or Affiliates shall not have any duty or responsibility to provide any Bank with an credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Loan Parties which may come into the possession of the Agent or any of its directors, officers, employees, agents, attorneys or Affiliates.

          10.7 Reimbursement and Indemnification of Agent by Banks.

          Each Bank agrees to reimburse and indemnify the Agent (to the extent not reimbursed by the Borrower and without limiting the Obligation of the Borrower to do so) in proportion to its Ratable Share from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements, including attorneys' fees and disbursements (including the allocated costs of staff counsel), and costs of appraisers and environmental consultants, of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by the Agent hereunder or thereunder, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (a) if the same results from the Agent's gross negligence or willful misconduct, or (b) if such Bank was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that such Bank shall remain liable to the extent such failure to give notice does not result in a loss to the Bank), or (c) if the same results from a compromise and settlement agreement entered into without the consent of such Bank, which shall not be unreasonably withheld. In addition, each Bank agrees promptly upon demand to reimburse the Agent (to the extent not reimbursed by the Borrower and without limiting the Obligation of the Borrower to do so) in proportion to its Ratable Share for all amounts due and payable by the Borrower to the Agent in connection with the Agent's periodic audit of the Loan Parties' books, records and business properties.

          10.8 Reliance by Agent.

          The Agent shall be entitled to rely upon any writing, telegram, telex or teletype message, resolution, notice, consent, certificate, letter, cablegram, statement, order or other document or conversation by telephone or otherwise believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon the advice and opinions of counsel and other professional advisers selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

          10.9 Notice of Default.

          The Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Default or Event of Default unless the Agent has received written notice from a Bank or the Borrower referring to this Agreement, describing such Potential Default or Event of Default and stating that such notice is a "notice of default."

          10.10     Notices.

          The Agent shall promptly send to each Bank a copy of all notices received from the Borrower pursuant to the provisions of this Agreement or the other Loan Documents promptly upon receipt thereof. The Agent shall promptly notify the Borrower and the other Banks of each change in the Base Rate and the effective date thereof.

          10.11     Banks in Their Individual Capacities.

          With respect to its Revolving Credit Commitment, the Revolving Credit Loans, the Swing Loan Commitment and the Swing Loan and any Bid Loans made by it and any other rights and powers given to it as a Bank hereunder or under any of the other Loan Documents, the Agent shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not the Agent, and the term "Banks" shall, unless the context otherwise indicates, include the Agent in its individual capacity. PNC Bank and its Affiliates and each of the Banks and their respective Affiliates may, without liability to account, except as prohibited herein, make loans to, accept deposits from, discount drafts for, act as trustee under indentures of, and generally engage in any kind of banking or trust business with, the Loan Parties and their Affiliates, in the case of the Agent, as though it were not acting as Agent hereunder and in the case of each Bank, as though such Bank were not a Bank hereunder. The Banks acknowledge that, pursuant to such activities, the Agent or its Affiliates may (i) receive information regarding the Loan Parties (including information that may be subject to confidentiality obligations in favor of the Loan Parties) and acknowledge that the Agent shall be under no obligation to provide such information to them, and (ii) accept fees and other consideration from the Loan Parties for services in connection with this Agreement and otherwise without having to account for the same to the Banks.

          10.12     Holders of Notes.

          The Agent may deem and treat any payee of any Note as the owner thereof for all purposes hereof unless and until written notice of the assignment or transfer thereof shall have been filed with the Agent. Any request, authority or consent of any Person who at the time of making such request or giving such authority or consent is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

          10.13     Equalization of Banks.

          The Banks and the holders of any participations in any Notes agree among themselves that, with respect to all amounts received by any Bank or any such holder for application on any Obligation hereunder or under any Note or under any such participation, whether received by voluntary payment, by realization upon security, by the exercise of the right of set-off or banker's lien, by counterclaim or by any other non-pro rata source, equitable adjustment will be made in the manner stated in the following sentence so that, in effect, all such excess amounts will be shared ratably among the Banks and such holders in proportion to their interests in payments under the Notes, except as otherwise provided in Section 4.4.3, 5.4.2 or
5.5. The Banks or any such holder receiving any such amount shall purchase for cash from each of the other Banks an interest in such Bank's Loans in such amount as shall result in a ratable participation by the Banks and each such holder in the aggregate unpaid amount under the Notes, provided that if all or any portion of such excess amount is thereafter recovered from the Bank or the holder making such purchase, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by law (including court order) to be paid by the Bank or the holder making such purchase.

          10.14     Successor Agent.

          The Agent (i) may resign as Agent or (ii) shall resign if such resignation is requested by the Required Banks (if the Agent is a Bank, the Agent's Loans and its Commitment shall be considered in determining whether the Required Banks have requested such resignation) or required by Section 5.4.2, in either case of (i) or (ii) by giving not less than thirty (30) days' prior written notice to the Borrower. If the Agent shall resign under this Agreement, then either (a) the Required Banks shall appoint from among the Banks a successor agent for the Banks, subject to the consent of the Borrower, such consent not to be unreasonably withheld, or (b) if a successor agent shall not be so appointed and approved within the thirty (30) day period following the Agent's notice to the Banks of its resignation, then the Agent shall appoint, with the consent of the Borrower, such consent not to be unreasonably withheld, a successor agent who shall serve as Agent until such time as the Required Banks appoint and the Borrower consents to the appointment of a successor agent. Upon its appointment pursuant to either clause (a) or (b) above, such successor agent shall succeed to the rights, powers and duties of the Agent, and the term "Agent" shall mean such successor agent, effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement. After the resignation of any Agent hereunder, the provisions of this Section 10 shall inure to the benefit of such former Agent and such former Agent shall not by reason of such resignation be deemed to be released from liability for any actions taken or not taken by it while it was an Agent under this Agreement.

          10.15     Agent's Fee.

          The Borrower shall pay to the Agent a non-refundable fee (the "Bid Loan Processing Fee") in connection with processing Bid Loans and a nonrefundable fee (the "Agent's Fee") for Agent's services hereunder under the terms of a letter (the "Agent's Letter") between the Borrower and Agent, as amended from time to time.

          10.16     Availability of Funds.

          The Agent may assume that each Bank has made or will make the proceeds of a Loan available to the Agent unless the Agent shall have been notified by such Bank on or before the close of Business on the Business Day preceding the Borrowing Date with respect to such Loan to the Borrower (whether using its own funds pursuant to this Section 10.16 or using proceeds deposited with the Agent by the Banks and whether such funding occurs before or after the time on which Banks are required to deposit the proceeds of such Loan with the Agent). The Agent may, in reliance upon such assumption (but shall not be required to), make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Bank, the Agent shall be entitled to recover such amount on demand from such Bank (or, if such Bank fails to pay such amount forthwith upon such demand, from the Borrower) together with interest thereon, in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on the date the Agent recovers such amount, at a rate per annum equal to the applicable interest rate in respect of the Loan.

          10.17     Calculations.

          In the absence of gross negligence or willful misconduct, the Agent shall not be liable for any error in computing the amount payable to any Bank whether in respect of the Loans, fees or any other amounts due to the Banks under this Agreement. In the event an error in computing any amount payable to any Bank is made, the Agent, the Borrower and each affected Bank shall, forthwith upon discovery of such error, make such adjustments as shall be required to correct such error, and any compensation therefor will be calculated at the Federal Funds Rate.

          10.18     Beneficiaries.

          Except as expressly provided herein, the provisions of this Section 10 are solely for the benefit of the Agent and the Banks, and the Loan Parties shall not have any rights to rely on or enforce any of the provisions hereof. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Banks and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any of the Loan Parties.


                       11.  MISCELLANEOUS

          11.1 Modifications, Amendments or Waivers.

          With the written consent of the Required Banks, the Agent, acting on behalf of all the Banks, and the Borrower, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Banks or the Loan Parties hereunder or thereunder, or may grant written waivers or consents to a departure from the due performance of the Obligations of the Loan Parties hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Banks and the Loan Parties; provided, that, without the written consent of all the Banks, no such agreement, waiver or consent may be made which will:

               11.1.1    Increase of Commitment; Extension or
Expiration Date.

               Increase the amount of the Commitment of any Bank hereunder or extend the Expiration Date;

               11.1.2 Extension of Payment; Reduction of Principal Interest or Fees; Modification of Terms of Payment.

               Whether or not any Loans are outstanding, extend the time for payment of principal or interest of any Loan (excluding the due date of any mandatory prepayment of a Loan or any mandatory Commitment reduction in connection with such a mandatory prepayment hereunder except for mandatory reductions of the Commitments on the Expiration Date), the Facility Fee or any other fee payable to any Bank, or reduce the principal amount of or the rate of interest borne by any Loan or reduce the Facility Fee or any other fee payable to any Bank, or otherwise affect the terms of payment of the principal of or interest of any Loan, the Facility Fee or any other fee payable to any Bank;

               11.1.3    Release of Guarantor.

               Release any Guarantor from its Obligations under the Guaranty Agreement or any other security for any of the Loan
Parties' Obligations; or

               11.1.4    Miscellaneous

               Amend Sections 5.2 [Pro Rata Treatment of Banks],
10.6 [Exculpatory Provisions, etc.] or 10.13 [Equalization of Banks] or this Section 11.1, alter any provision regarding the pro rata treatment of the Banks, change the definition of Required Banks, or change any requirement providing for the Banks or the Required Banks to authorize the taking of any action hereunder.

provided, further, that no agreement, waiver or consent which would modify the interests, rights or obligations of the Agent in its capacity as Agent shall be effective without the written consent of the Agent

          11.2 No Implied Waivers; Cumulative Remedies; Writing Required.

          No course of dealing and no delay or failure of the Agent or any Bank in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power, remedy or privilege preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Agent and the Banks under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have. Any waiver, permit, consent or approval of any kind or character on the part of any Bank of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

          11.3 Reimbursement and Indemnification of Banks by the Borrower;
Taxes.

          The Borrower agrees unconditionally upon demand to pay or reimburse to each Bank (other than the Agent, as to which the Borrower's Obligations are set forth in Section 10.5) and to save such Bank harmless against (i) liability for the payment of all reasonable out-of-pocket costs, expenses and disbursements (including fees and expenses of counsel (including allocated costs of staff counsel) for each Bank except with respect to (a) and (b) below), incurred by such Bank (a) in connection with the administration and interpretation of this Agreement, and other instruments and documents to be delivered hereunder, (b) relating to any amendments, waivers or consents pursuant to the provisions hereof, (c) in connection with the enforcement of this Agreement or any other Loan Document, or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under this Agreement or any other Loan Document, whether in bankruptcy or receivership proceedings or otherwise, and (d) in any workout or restructuring or in connection with the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings, or (ii) all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Bank, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by such Bank hereunder or thereunder, provided that the Borrower shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (A) if the same results from such Bank's gross negligence or willful misconduct, or
(B) if the Borrower was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that the Borrower shall remain liable to the extent such failure to give notice does not result in a loss to the Borrower), or (C) if the same results from a compromise or settlement agreement entered into without the consent of the Borrower, which shall not be unreasonably withheld. The Banks will attempt to minimize the fees and expenses of legal counsel for the Banks which are subject to reimbursement by the Borrower hereunder by considering the usage of one law firm to represent the Banks and the Agent if appropriate under the circumstances. The Borrower agrees unconditionally to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by the Agent or any Bank to be payable in connection with this Agreement or any other Loan Document, and the Borrower agrees unconditionally to save the Agent and the Banks harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions.

          11.4 Holidays.

          Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day and such extension of time shall be included in computing interest and fee, except that the Loans shall be due on the Business Day preceding the Expiration Date if the Expiration Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a business Day, such payment or action shall be made or taken on the next following Business Day (except as provided in Section 4.2 with respect to Interest Periods under the Euro-Rate Option), and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

          11.5 Funding by Branch, Subsidiary or Affiliate.

               11.5.1    Notional Funding.

               Each Bank shall have the right from time to time, without notice to the Borrower, to deem any branch, Subsidiary or Affiliate (which for the purposes of this Section 11.5 shall mean any corporation or association which is directly or indirectly controlled by or is under direct or indirect common control with any corporation or association which directly or indirectly controls such Bank) of such Bank to have made, maintained or funded any Loan to which the Euro-Rate Option applies at any time, provided that immediately following (on the assumption that a payment were then due from the Borrower to such other office), and as a result of such change, the Borrower would not be under any greater financial obligation pursuant to Section 5.5 than it would have been in the absence of such change. Notional funding offices may be selected by each Bank without regard to such Bank's actual methods of making, maintaining or funding the Loans or any sources of funding actually used by or available to such Bank.

               11.5.2    Actual Funding.

               Each Bank shall have the right from time to time to make or maintain any Loan by arranging for a branch, Subsidiary or Affiliate of such Bank to make or maintain such Loan subject to the last sentence of this Section 11.5.2. If any Bank causes a branch, Subsidiary or Affiliate to make or maintain any part of the Loans hereunder, all terms and conditions of this Agreement shall, except where the context clearly requires otherwise, be applicable to such part of the Loans to the same extent as if such Loans were made or maintained by such Bank, but in no event shall any Bank's use of such a branch, Subsidiary or Affiliate to make or maintain any part of the Loans hereunder cause such Bank or such branch, Subsidiary or Affiliate to incur any cost or expenses payable by the Borrower hereunder or require the Borrower to pay any other compensation to any Bank (including any expenses incurred or payable pursuant to Section 5.5) which would otherwise not be incurred.

          11.6 Notices.

          All notices, requests, demands, directions and other communications (as used in this Section 11.6, collectively referred to as "Notices") given to or made upon any party hereto under the provisions of this Agreement shall be by telephone or in writing (including telex or facsimile communication) unless otherwise expressly permitted hereunder and shall be delivered or sent by telex or facsimile to the respective parties at the addresses and numbers set forth under their respective names on
Schedule 1.1(B) hereof or in accordance with any subsequent unrevoked written direction from any party to the others. All Notices shall, except as otherwise expressly herein provided, be effective (a) in the case of telex or facsimile, when received,
(b) in the case of hand-delivered Notice, when hand-delivered,
(c) in the case of telephone, when telephoned, provided, however, that in order to be effective, telephonic Notices must be confirmed in writing no later than the next day by letter, facsimile or telex, (d) if given by mail, four (4) days after such communication is deposited in the mail with first-class postage prepaid, return receipt requested, and (e) if given by any other means (including by air courier), when delivered; provided, that Notices to the Agent shall not be effective until received. Any Bank giving any Notice to any Loan Party shall simultaneously send a copy thereof to the Agent, and the Agent shall promptly notify the other Banks of the receipt by it of any such Notice.

          11.7 Severability.

          The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

          11.8 Governing Law.

          Each Letter of Credit and Section 2.6 shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be revised or amended from time to time, and to the extent not inconsistent therewith, the internal laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles and the balance of this Agreement shall be deemed to be a contract under the Laws of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles.

          11.9 Prior Understanding.

          This Agreement and the other Loan Documents supersede all prior understandings and agreements, whether written or oral, between the parties hereto and thereto relating to the transactions provided for herein and therein, including any prior confidentiality agreements and commitments.

          11.10     Duration; Survival.

          All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the making of Loans and issuance of Letters of Credit and shall not be waived by the execution and delivery of this Agreement, any investigation by the Agent or the Banks, the making of Loans, issuance of Letters of Credit, or payment in full of the Loans. All covenants and agreements of the Loan Parties contained in Sections 8.1, 8.2 and 8.3 herein shall continue in full force and effect from and after the date hereof so long as the Borrower may borrow or request Letters of Credit hereunder and until termination of the Commitments and payment in full of the Loans and expiration or termination of all Letters of Credit. All covenants and agreements of the Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Notes, Section 5 and Sections 10.5, 10.7 and 11.3, shall survive payment in full of the Loans, expiration or termination of the Letters of Credit and termination of the Revolving Credit Commitments.

          11.11     Successors and Assigns.

                      (i)  This Agreement shall be binding upon
and shall inure to the benefit of the Banks, the Agent, the Loan Parties and their respective successors and assigns, except that none of the Loan Parties may assign or transfer any of its rights and Obligations hereunder or any interest herein. Each Bank may, at its own cost, make assignments of or sell participations in all or any part of its Commitments and the Loans made by it to one or more banks or other entities, subject to the consent of the Borrower and the Agent with respect to any assignee, such consent not to be unreasonably withheld, provided that (1) no consent of the Borrower shall be required in the case of an assignment by a Bank to an Affiliate of such Bank, (2) assignments of Revolving Credit Commitments may not be made in amounts less than the lesser of $5,000,000 or the amount of the assigning bank's Revolving Credit Commitment, and (3) a Bank may assign a Bid Loan to another
Person only if it is simultaneously assigning all or a portion of its Commitment to such Person or such Person is already a Bank hereunder. In the case of an assignment, upon receipt by the Agent of the Assignment and Assumption Agreement, the assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights, benefits and obligations as it would have if it had been a signatory Bank hereunder, the Commitments shall be adjusted accordingly, and upon surrender of any Revolving Credit Note subject to such assignment, the Borrower shall execute and deliver a new Revolving Credit Note to the assignee in an amount equal to the amount of the Revolving Credit Commitment assumed by it and a new Revolving Credit Note to the assigning Bank in an amount equal to the Revolving Credit Commitment retained by it hereunder. The assigning Bank shall surrender its Bid Note and the Borrower shall execute and deliver to the assignee (and to the assignor if the assignor is assigning less than all of its Revolving Credit Commitments and Bid Loans) a new Bid Note in the form of Exhibit 1.1(B), as appropriate. The assigning Bank shall pay to the Agent a service fee in the amount of $3,500 for each assignment. In the case of a participation, the participant shall only have the rights specified in Section 9.2.3 (the participant's rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto and not to include any voting rights except with respect to changes of the type referenced in Sections 11.1.1, 11.1.2, or 11.1.3, all of such Bank's obligations under this Agreement or any other Loan Document shall remain unchanged, and all amounts payable by any Loan Party hereunder or thereunder shall be determined as if such Bank had not sold such participation.

                      (ii) Any assignee or participant which is not incorporated under the Laws of the United States of America or a state thereof shall deliver to the Borrower and the Agent the form of certificate described in Section 11.17 relating to federal income tax withholding. Each Bank may furnish any publicly available information concerning any Loan Party or its Subsidiaries and any other information concerning any Loan Party or its Subsidiaries in the possession of such Bank from time to time to assignees and participants (including prospective assignees or participants), provided that such assignees and participants agree to be bound by the provisions of Section 11.12.

                      (iii) Notwithstanding any other provision in this Agreement, any Bank may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement, its Note and the other Loan Documents to any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury
Regulation 31 CFR Section 203.14 without notice to or consent of the Borrower or the Agent. No such pledge or grant of a security interest shall release the transferor Bank of its obligations hereunder or under any other Loan Document.

          11.12     Confidentiality.

          The Agent and the Banks each agree to keep confidential all information obtained from any Loan Party or its Subsidiaries which is nonpublic and confidential or proprietary in nature (including any information the Borrower specifically designates as confidential), except as provided below, and to use such information only in connection with their respective capacities under this Agreement and for the purposes contemplated hereby. The Agent and the Banks shall be permitted to disclose such information (i) to outside legal counsel, accountants and other professional advisors who need to know such information in connection with the administration and enforcement of this Agreement, subject to agreement of such Persons to maintain the confidentiality, (ii) to assignees and participants as contemplated by Section 11.11, (iii) to the extent requested by any bank regulatory authority or, with notice to the Borrower, as otherwise required by applicable Law or by any subpoena or similar legal process, or in connection with any investigation or proceeding arising out of the transactions contemplated by this Agreement, (iv) if it becomes publicly available other than as a result of a breach of this Agreement or becomes available from a source not known to be subject to confidentiality restrictions, or (v) if the Borrower shall have consented to such disclosure.

          11.13     Counterparts.

          This Agreement may be executed by different parties hereto on any number of separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument.

          11.14     Agent's or Bank's Consent.

          Whenever the Agent's or any Bank's consent is required to be obtained under this Agreement or any of the other Loan Documents as a condition to any action, inaction, condition or event, the Agent and each Bank shall be authorized to give or withhold such consent in its sole and absolute discretion and to condition its consent upon the giving of additional collateral, the payment of money or any other matter.

          11.15     Exceptions.

          The representations, warranties and covenants contained herein shall be independent of each other, and no exception to any representation, warranty or covenant shall be deemed to be an exception to any other representation, warranty or covenant contained herein unless expressly provided, nor shall any such exceptions be deemed to permit any action or omission that would be in contravention of applicable Law.

          11.16     CONSENT TO FORUM; WAIVER OF JURY TRIAL.

          EACH LOAN PARTY HEREBY IRREVOCABLY CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF THE COURT OF COMMON PLEAS OF ALLEGHENY COUNTY AND THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF PENNSYLVANIA AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO SUCH LOAN PARTY AT THE ADDRESSES PROVIDED FOR IN SECTION 11.6 AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF. EACH LOAN PARTY WAIVES ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED AGAINST IT AS PROVIDED HEREIN AND AGREES NOT TO ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE. EACH LOAN PARTY, THE AGENT AND THE BANKS HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE COLLATERAL TO THE FULL EXTENT PERMITTED BY LAW.

          11.17     Tax Withholding Clause.

          Each Bank or assignee or participant of a Bank that is not incorporated under the Laws of the United States of America or a state thereof agrees that it will deliver to each of the Borrower and the Agent two (2) duly completed copies of the following: (i) Internal Revenue Service Form W-9, 4224 or 1001, or other applicable form prescribed by the Internal Revenue Service, certifying that such Bank, assignee or participant is entitled to receive payments under this Agreement and the other Loan Documents without deduction or withholding of any United States federal income taxes, or is subject to such tax at a reduced rate under an applicable tax treaty, or (ii) Internal Revenue Service Form W-8 or other applicable form or a certificate of such Bank, assignee or participant indicating that no such exemption or reduced rate is allowable with respect to such payments. Each Bank, assignee or participant required to deliver to the Borrower and the Agent a form or certificate pursuant to the preceding sentence shall deliver such form or certificate as follows: (A) each Bank which is a party hereto on the Closing Date shall deliver such form or certificate at least five (5) Business Days prior to the first date on which any interest or fees are payable by the Borrower hereunder for the account of such Bank; (B) each assignee or participant shall deliver such form or certificate at least five (5) Business Days before the effective date of such assignment or participation (unless the Agent in its sole discretion shall permit such assignee or participant to deliver such form or certificate less than five (5) Business Days before such date in which case it shall be due on the date specified by the Agent). Each Bank, assignee or participant which so delivers a Form W-8, W-9, 4224 or 1001 further undertakes to deliver to each of the Borrower and the Agent two (2) additional copies of such form (or a successor form) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent, either certifying that such Bank, assignee or participant is entitled to receive payments under this Agreement and the other Loan Documents without deduction or withholding of any United States federal income taxes or is subject to such tax at a reduced rate under an applicable tax treaty or stating that no such exemption or reduced rate is allowable. The Agent shall be entitled to withhold United States federal income taxes at the full withholding rate unless the Bank, assignee or participant establishes an exemption or that it is subject to a reduced rate as established pursuant to the above provisions.

          11.18     Joinder of Guarantors.

          Any Material Subsidiary of the Borrower which is required to join this Agreement as a Guarantor pursuant to
Section 8.2.9 shall execute and deliver to the Agent (i) a Guarantor Joinder in substantially the form attached hereto as
Exhibit 1.1(G)(1) pursuant to which it shall join as a Guarantor each of the documents to which the Guarantors are parties; and pursuant to which it shall join the Intercompany Subordination Agreement, and (ii) documents in the forms described in
Section 7.1 [First Loans] modified as appropriate to relate to such Subsidiary. The Loan Parties shall deliver such Guarantor Joinder and related documents to the Agent

(A) within five (5) Business Days after the later of (1) the date of the filing of such Subsidiary's articles of incorporation if the Subsidiary is a corporation, the date of the filing of its certificate of limited partnership if it is a limited partnership or the date of its organization if it is an entity other than a limited partnership or corporation, or (2) the date on which such Subsidiary becomes a Material Subsidiary, or (B) For purposes of clause (i) above the date specified in Section 8.2.5, if such date is sooner than the dates set forth in (A) or (B) above.

     IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

ATTEST:                            ROUNDY'S, INC.



ROBERT D. RANUS                    By: GERALD F. LESTINA
----------------------             --------------------------------
                                   Name:  Gerald F. Lestina
                                   Title: President and CEO

ATTEST:                            CARDINAL FOODS, INC.



ROBERT D. RANUS                    By:  MICHAEL J. SCHMITT
----------------------             ---------------------------------
                                   Name:  Michael J. Schmitt
                                   Title: President

ATTEST:                            THE MIDLAND GROCERY COMPANY



DAVID D. ZURCHER                   By:  ROBERT D. RANUS
----------------------             ---------------------------------
                                   Name:  Robert D. Ranus
                                   Title: Vice President & Treasurer

ATTEST:                            SCOT LAD FOODS, INC.



DAVID D. ZURCHER                   By:  GERALD F. LESTINA
----------------------             --------------------------------
                                   Name:  Gerald F. Lestina
                                   Title: President & Treasurer

ATTEST:                            SCOT LAD-LIMA, INC.



DAVID D. ZURCHER                   By:  GERALD F. LESTINA
----------------------             --------------------------------
                                   Name:  Gerald F. Lestina
                                   Title: President & Treasurer

ATTEST:                            SHOP-RITE, INC.



DAVID D. ZURCHER                   By:  ROBERT D. RANUS
----------------------             --------------------------------
                                   Name:  Robert D. Ranus
                                   Title: President & Treasurer

                                   PNC BANK, NATIONAL
                                   ASSOCIATION, individually and
                                   as Agent


                                   By:  RICHARD T. JANDER
                                   --------------------------------
                                   Name:  Richard T. Jander
                                   Title: Assistant Vice President


                                   BANK ONE, MILWAUKEE, N.A.


                                   By:  ERIC L. THOMAS
                                   --------------------------------
                                   Name:  Eric L. Thomas
                                   Title: Vice President

                                   THE LONG-TERM CREDIT BANK OF
                                   JAPAN, LTD


                                   By:  MASAHARU KUHARA
                                   --------------------------------
                                   Name:  Masaharu Kuhara
                                   Title: General Manager

                                   NATIONAL CITY BANK OF COLUMBUS


                                   By:  SUSAN M. BOTTIGGI
                                   --------------------------------
                                   Name:  Susan M. Bottiggi
                                   Title: Vice President

                         SCHEDULE 1.1(A)

                         PRICING GRID--
    VARIABLE PRICING AND FEES BASED ON DEBT TO CAPITAL RATIO
------------------------------------------------------------
                                   Revolving     Revolving
Debt to Capital   Facility Fee    Credit Base  Credit Euro-
     Ratio                        Rate Spread   Rate Spread
------------------------------------------------------------
Greater than or
equal to .55 to       .25%            0%           .75%
      1.0
------------------------------------------------------------
Greater than or
equal to .45 to
  1.0 but less        .20%            0%           .55%
than .55 to 1.0
------------------------------------------------------------
Greater than or
equal to .35 to
  1.0 but less        .175%           0%           .45%
than .45 to 1.0
------------------------------------------------------------
Greater than or
equal to .25 to
  1.0 but less        .15%            0%           .35%
than .35 to 1.0
------------------------------------------------------------
Less than .25 to      .125%           0%           .25%
      1.0
------------------------------------------------------------
   For purposes of determining the Applicable Margin and the Applicable Facility Fee Rate:

     (a) The Applicable Margin and the Applicable Facility Fee Rate shall be determined on the Closing Date based on the Debt to Capital Ratio computed on such date pursuant to a certificate in the form of Exhibit 1.1(A)(2) to be delivered on the Closing Date.

     (b) The Applicable Margin and the Applicable Facility Fee Rate shall be recomputed as of the end of each fiscal quarter ending after the Closing Date based on the Debt to Capital Ratio as of such quarter end. Any increase or decrease in the Applicable Margin or the Applicable Facility Fee Rate computed as of a quarter end shall be effective on the date on which the Compliance Certificate evidencing such computation is due to be delivered under Section 8.3.3.

                         SCHEDULE 1.1(B)

         COMMITMENTS OF BANKS AND ADDRESSES FOR NOTICES

                           Page 1 of 2

Part 1--Commitments of Banks and Addresses for Notices to Banks

                              Amount of
                              Commitment    Amount of    Ratable
                              for          Commitment   Share or
                              Revolving     for Swing    Revolving
                              Credit        Loans        Credit
Bank                          Loans                      Commitments
-----------------------------------------------------------------------
Name:  PNC Bank, National
Association
Address:      Suite 3140
500 W. Madison Street
Chicago, IL  60606
Attention:    Mr. Richard T. Jander
Telephone:(312) 906-3440      $17,500,000  $15,000,000   31.818181%
Telecopy:(312) 906-3420
-----------------------------------------------------------------------
Name:  Bank One, Milwaukee, N.A.
Address:      111 East Wisconsin
Avenue
P.O. Box 2033
Milwaukee, WI  53201
Attention:    Mr. Eric L. Thomas
Telephone:(414) 765-2541      $12,500,000  $      0     22.727273%
Telecopy:(414) 765-2176
-----------------------------------------------------------------------
Name:  The Long Term Credit Bank of
Japan, Ltd.
Address:      190 South LaSalle
Street
Suite 800
Chicago, IL  60603
Attention:    Mr. John R. Carley
Telephone     (312) 704-1700  $12,500,000  $      0     22.727273%
Telecopy:     (312) 704-8505
-----------------------------------------------------------------------
Name:  National City Bank of Columbus
Address:      155 East Broad Street
Columbus, OH  43251
Attention:    Ms. Susan M. Bottiggi
Telephone     (614) 463-6963
Telecopy:     (614) 463-6770  $12,500,000  $      0     22.727273.%
-----------------------------------------------------------------------
       Total                  $55,000,000  $15,000,000  100.000000%
       ----------------------------------------------------------------

                                SCHEDULE 1.1(B)

         COMMITMENTS OF BANKS AND ADDRESSES FOR NOTICES

                           Page 2 of 2


Part 2--Addresses for Notices to Borrower and Guarantors:



BORROWER AND EACH GUARANTOR:

Name:  c/o Roundy's, Inc.
Address: 23000 Roundy Drive
Pewaukee, WI 53072-4095
Attention: Edward G. Kitz
Telephone:     (414-524-5901)
Telecopy: (414-547-7561)

with a copy to:

John F. Emanuel, Esquire
Whyte Hirschboeck Dudek S.C.
111 East Wisconsin Ave., Suite 2100
Milwaukee, WI  53202